Exhibit 99.2

Execution Form

ASSET PURCHASE AGREEMENT

DATED AS OF JULY 29, 2003

BY AND AMONG

USDATA CORPORATION

and

UNITED STATES DATA CORPORATION

and

USDATA INTERNATIONAL SOLUTIONS, INC.

and

USDATA INTERNATIONAL, INC.

and

TECNOMATIX TECHNOLOGIES LTD.

and

TECNOMATIX TECHNOLOGIES, INC.

LIST OF SCHEDULES AND EXHIBITS

Schedules:
Disclosure Schedule
Purchaser Disclosure Schedule

Exhibits:
Exhibit A	Form of Significant Stockholder Undertakings
Exhibit B	Rockwell License Agreement and Indemnification Undertaking
Exhibit 1.1(A)	Acquired Contracts
Exhibit 1.1(B)	Certain Assumed Liabilities
Exhibit 1.1(C)	Form of Assignment and Assumption Agreement
Exhibit 1.1(D)	Form of Bill of Sale and Assignment
Exhibit 1.1(E)	Budget and Operating Plan
Exhibit 1.1(F)	Form of Escrow Agreement
Exhibit 1.1(G)	Products
Exhibit 1.1(H)	Signing Date Balance Sheet
Exhibit 1.1(I)	Excluded Network Identifiers
Exhibit 2.3.3(A)	Form of Standstill Agreement
Exhibit 2.3.3(B)	Form of Registration Rights Agreement
Exhibit 2.3.3(C)	Form of Undertaking to the OCS
Exhibit 2.5.4	Opinion of Morgan Lewis & Bockius, LLP
Exhibit 2.6.5	Opinion of Meitar, Liquornik, Geva & Co.
Exhibit 2.9.2	Definition of Net Asset Actual Amount and Net Asset Target Amount
Exhibit 3.16.3	Forms of Customer License Agreements
Exhibit 3.24.1	Certain Due Diligence Material(a)
Exhibit 3.24.2	Certain Due Diligence Material(b)
Exhibit 3.24.3	Certain Due Diligence Material(c)
Exhibit 5.15.1(A)	License Agreement
Exhibit 5.15.1(B)	Persons Against Which USDATA Shall Not Commence Litigation
Exhibit 5.15.11	Common Interest Agreement
Exhibit 7.3.4	CEO Engagement letter
Exhibit 7.3.5	Form of the Release
Exhibit 7.3.6	Required Consents
Exhibit 7.3.7	Form of Share Purchase Agreement
Exhibit 7.3.8	The Indemnification Agreement
Exhibit 7.3.10	Draft Amendment No. 3 to the Supplier Software Agreement SSA-USD-090700

TABLE OF CONTENTS

1.	DEFINITIONS

1.1.	CERTAIN DEFINED TERMS
1.2.	TERMS GENERALLY.

2.	PURCHASE AND SALE

2.1.	PURCHASE AND SALE OF ACQUIRED ASSETS
2.2.	PURCHASE AND SALE OF ASSUMED LIABILITIES
2.3.	CONSIDERATION
2.4.	CLOSING
2.5.	CLOSING DELIVERIES BY THE SELLERS
2.6.	CLOSING DELIVERIES BY THE PURCHASER
2.7.	SIMULTANEOUS TRANSACTIONS.
2.8.	CHANGE OF STRUCTURE
2.9.	PRICE ADJUSTMENT
2.10.	ADJUSTMENT IN THE EVENT OF RECAPITALIZATION

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1.	INCORPORATION AND AUTHORITY OF USDATA AND ITS SUBSIDIARIES
3.2.	NO CONFLICT
3.3.	CONSENTS AND APPROVALS
3.4.	SUBSIDIARIES.
3.5.	REPORTS AND FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.
3.6.	ABSENCE OF CERTAIN CHANGES OR EVENTS
3.7.	ABSENCE OF LITIGATION
3.8.	COMPLIANCE WITH LAWS
3.9.	GOVERNMENTAL LICENSES AND PERMITS
3.10.	THE ASSETS
3.11.	SHARE CAPITAL
3.12.	EMPLOYEE MATTERS
3.13.	TAXES.
3.14.	ACCOUNTS RECEIVABLE; BANK ACCOUNTS
3.15.	ENVIRONMENTAL MATTERS
3.16.	CONTRACTS
3.17.	BROKERS
3.18.	INTELLECTUAL PROPERTY
3.19.	INSIDER INTERESTS
3.20.	CUSTOMERS AND SUPPLIERS
3.21.	INSURANCE
3.22.	TRUTHFULNESS.
3.23.	ACCREDITED INVESTOR REPRESENTATIONS

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1.	INCORPORATION AND AUTHORITY OF THE PURCHASER
4.2.	NO CONFLICT
4.3.	CONSENTS AND APPROVALS
4.4.	BROKERS
4.5.	REPORTS AND FINANCIAL STATEMENTS.
4.6.	ISSUANCE OF CONSIDERATION SHARES
4.7.	SHARE CAPITAL
4.8.	ABSENCE OF CERTAIN CHANGES OR EVENTS

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4.9.	ABSENCE OF LITIGATION
4.10.	COMPLIANCE WITH LAWS
4.11.	GOVERNMENTAL LICENSES AND PERMITS
4.12.	PROPERTY AND LEASES
4.13.	INTELLECTUAL PROPERTY.
4.14.	ENVIRONMENTAL MATTERS
4.15.	TAX MATTERS.
4.16.	TRUTHFULNESS.

5.	COVENANTS

5.1.	OPERATION OF THE BUSINESS FOR THE BENEFIT OF PURCHASER
5.2.	CONDUCT OF BUSINESS
5.3.	CONDUCT OF THE PURCHASER
5.4.	ACCESS TO INFORMATION
5.5.	USE OF NAME.
5.6.	NON-COMPETE
5.7.	NO SOLICITATION.
5.8.	CONFIDENTIALITY.
5.9.	REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS.
5.10.	INJUNCTIVE RELIEF.
5.11.	FURTHER ACTION.
5.12.	NOTIFICATION OF CERTAIN MATTERS.
5.13.	COVENANTS OF USDATA’S SUBSIDIARIES
5.14.	BULK TRANSFER.
5.15.	INFRINGEMENT OF EXCLUDED PATENTS; LICENSE OF EXCLUDED PATENTS
5.16.	STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT
5.17.	PUBLIC ANNOUNCEMENTS
5.18.	POST-CLOSING ASSISTANCE OF HIRED EMPLOYEES
5.19.	CERTAIN TAX MATTERS
5.20.	PAYMENT OF PROLINK AMOUNT

6.	EMPLOYEE MATTERS

6.1.	EMPLOYMENT OFFERS
6.2.	BENEFITS.
6.3.	CERTAIN EMPLOYEE LIABILITIES
6.4.	OBLIGATION FOR SEVERANCE PAYMENTS

7.	CONDITIONS TO CLOSING

7.1.	CONDITIONS TO EACH PARTY’S OBLIGATIONS TO EFFECT THE CLOSING
7.2.	CONDITIONS TO OBLIGATIONS OF THE SELLERS
7.3.	CONDITIONS TO OBLIGATIONS OF THE PURCHASER

8.	TERMINATION, AMENDMENT AND WAIVER

8.1.	TERMINATION
8.2.	EFFECT OF TERMINATION
8.3.	WAIVER
8.4.	EXPENSE ON TERMINATION

9.	INDEMNIFICATION

9.1.	GENERAL
9.2.	INDEMNIFICATION BY USDATA
9.3.	NOTIFICATION OF CLAIMS
9.4.	PROCEDURES FOR INDEMNIFICATION
9.5.	LIMITS ON INDEMNIFICATION UNDER SECTION 9.2.1
9.6.	REMEDIES EXCLUSIVE.

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10.	GENERAL PROVISIONS

10.1.	EXPENSES
10.2.	MISCELLANEOUS TAX MATTERS
10.3.	NOTICES
10.4.	HEADINGS
10.5.	SEVERABILITY
10.6.	ENTIRE AGREEMENT
10.7.	ASSIGNMENT
10.8.	NO THIRD-PARTY BENEFICIARIES
10.9.	AMENDMENT
10.10.	SECTIONS AND SCHEDULES
10.11.	GOVERNING LAW
10.12.	COUNTERPARTS

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of July 29, 2003, by and among: (i) USDATA Corporation, a Delaware corporation (“USDATA”); (ii) United States Data Corporation, a Delaware corporation (“USDATA Sub”); (iii) USDATA International Solutions, Inc., a Delaware corporation (“Wizard”), (iv) USDATA International, Inc., a Delaware corporation (“USDATA International” and together with USDATA, USDATA Sub and Wizard, the “Sellers”); (iv) Tecnomatix Technologies Ltd., a company incorporated in Israel (the “Purchaser”); and (v) Tecnomatix Technologies, Inc. (the “Purchasing Subsidiary”).  Each of the foregoing parties may also be referred to herein as a “party” and collectively, the “parties”.

W I T N E S S E T H:

WHEREAS, the Sellers own various assets and liabilities relating primarily to their FactoryLink and Xfactory business; and

WHEREAS, the Sellers wish to sell and assign to the Purchaser, and the Purchaser wishes to purchase and assume from the Sellers the Acquired Assets (as defined below) and the Assumed Liabilities (as defined below) relating to the Sellers’ Business (as defined below), in consideration for newly issued ordinary shares, par value NIS 0.01 per share of the Purchaser (the “Ordinary Shares”), all upon the terms and subject to the conditions set forth herein (the “Asset Purchase”); and

WHEREAS, the respective boards of directors of the Sellers and the Purchaser have determined the Asset Purchase desirable and in the best interests of their respective corporations and their respective stockholders and have approved the Asset Purchase pursuant to this Agreement (as defined below) and all the other transactions contemplated hereby; and

WHEREAS, in order to induce the Purchaser to enter into this Agreement and to consummate the Asset Purchase, concurrently with the execution and delivery of this Agreement, SCP Private Equity Partners II, L.P., a Delaware limited partnership (“SCP”), is delivering to the Purchaser certain Stockholder Undertakings, dated the date hereof in the form of Exhibit A hereto (the “Significant Stockholders Undertakings”); and

WHEREAS, pursuant to this Agreement, USDATA proposes to effect a tax-free reorganization under Section 368(a)(1)(C) of the Code (as defined below), whereby (i) USDATA will transfer substantially all of its assets to Purchaser, (ii) not later than the first anniversary of the Closing Date, USDATA will dissolve, and pursuant to the dissolution and as part of the Asset Purchase, will distribute to the stockholders of USDATA the Consideration Shares and any other remaining assets and liabilities of USDATA that have not been transferred to Purchaser pursuant to this Agreement, subject to the Escrow Agreement and other arrangements that adequately provide for the payment of all liabilities of USDATA under this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the Sellers and the Purchaser agree as follows:

1.             Definitions

1.1.          Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Acquired Assets” means all of the following:

(i)            the Transferred Intellectual Property (whether or not included in the Signing Date Balance Sheet);

(ii)           the Business Information;

(iii)          all rights, benefits and privileges under the Acquired Contracts;

(iv)          all franchises, permits, licenses, agreements, waivers and authorizations from or with any Governmental Authority relating to the Business, to the extent transferable;

(v)           all Inventory (whether or not included in the Signing Date Balance Sheet);

(vi)          all assets included on the Signing Date Balance Sheet, including, without limitation, all prepaid expenses, other than prepaid expenses of directors and officers liability insurance;

(vii)         all Fixtures and Equipment (whether or not included in the Signing Date Balance Sheet);

(viii)        all accounts and other receivables of USDATA and any of its Subsidiaries (whether or not included in the Signing Date Balance Sheet);

(ix)           all claims, causes of action, choices in action, rights of recovery and rights of set off pertaining to or arising out of the Acquired Assets or the Assumed Liabilities;

(x)            all cash, cash equivalents, bank deposits, short terms investments, securities and other balances and accounts in any bank, financial institution or similar institutions (whether or not included in the Signing Date Balance Sheet) other than the Retained Cash, all as adjusted under Sections 2.9.8 and 2.9.12;

(xi)           the Non-Exclusive Patent License Agreement, dated July 28, 2003, between USDATA and Rockwell Automation, Inc. (“Rockwell”), in the form of Exhibit B hereto (the “Rockwell License Agreement”), including the release and indemnification provisions of Article A(1) and Article A(2) of the indemnification undertaking of Rockwell, included in Exhibit A to the Rockwell License Agreement, which will be assigned to Purchaser in accordance with the terms of such agreement, subject to USDATA’s continuing right to benefit from such release and indemnification provisions as set forth in Annex 2 to such Exhibit A;

(xii)          all assets acquired by Sellers subsequent to the date hereof; and

(xiii)         any and all rights to or arising from any of the foregoing, however, for the avoidance of doubt, such rights shall not include any rights that constitute or that are derived from an Excluded Asset.

“Acquired Contracts” means (i) all agreements currently in effect for the licensing of any of the Products by Sellers to customers, (ii) all other agreements, contracts and arrangements relating to the Business to which any of the Sellers is a party and are listed in Exhibit 1.1(A) hereto or such other agreements and contracts relating to the Business entered into after the date hereof and prior to the Closing with the written consent of the Purchaser, provided that with respect to the agreement with Schneider Automation S.A.S. the agreement will be substantially in the form of the draft Amendment No. 3 to the Supplier Software Agreement SSA-USD-090700 delivered to

Purchaser and attached hereto as Exhibit 7.3.10, with such changes or amendments that are not material in nature, and (iii) all other agreements and contracts in effect as of the Closing to which any of the Sellers is a party and are related directly or indirectly to the Acquired Assets or the Business (the “Other Contracts”), provided that (a) any liabilities under any of the Acquired Contracts will be assumed only to the extent of (x) the amounts of such liabilities that are either included in the Signing Date Balance Sheet or specifically listed in the Assumed Liabilities as described below or (y) obligations and liabilities incurred by the Purchaser under such Acquired Contracts after the Closing Date, but excluding, for the avoidance of doubt, all Excluded Liabilities, and (b) any Other Contract of which the Purchaser is made aware after the Closing Date shall become an Acquired Contract subject to the specific consent of Purchaser.  Notwithstanding anything in the foregoing sentence to the contrary, USDATA’s directors and officers’ insurance policy shall not constitute an Acquired Contract.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act.

“Agreement” means this Agreement, including the Disclosure Schedule, the Purchaser Disclosure Schedule, all exhibits and schedules hereto, and all amendments hereto made in accordance with Section 10.

“Applicable Law” means, with respect to any Person, any Israeli, U.S. or foreign Law applicable to such Person or any of its respective properties, assets, officers, directors, employees, independent contractors, consultants or agents.

“Assumed Liabilities” means all of the following:

(i)            all obligations and liabilities of the Sellers, whether absolute, accrued, contingent or otherwise, arising under the Acquired Contracts which obligations and liabilities are either (a) included in the Signing Date Balance Sheet but solely up to the amounts included in the Signing Date Balance Sheet, or (b) are obligations and liabilities incurred by the Purchaser under such Acquired Contracts after the Closing Date, but excluding, for the avoidance of doubt, all Excluded Liabilities, or (c) are other liabilities included in the definition of “Assumed Liabilities”;

(ii)           all liabilities and obligations of the Sellers for compensation and benefits to the Current Employees that are either (a) included in the Signing Date Balance Sheet as set forth in clause (ii) of Exhibit 1.1(B) up to the amounts set forth therein, or (b) incurred after the date hereof and prior to the Closing Date in accordance with the Budget and Operating Plan, provided however, that the Purchaser does not assume any obligation to contribute any amounts to any USDATA Employee Plan or to continue any existing USDATA Employee Plan, and does not assume any other obligation under currently existing Employee Plans , except to the extent set forth in clauses (a) and (b) of this subsection (ii) or in subsection (iii) below;

(iii)          the liabilities arising from termination of employment of the Current Employees solely under Applicable Laws relevant to such Current Employees or as set forth in Section 3.12.3 of the Disclosure Schedule hereto; and

(iv)          all liabilities set forth in Exhibit 1.1(B) hereto.

“Assignment and Assumption Agreement” means one or more Assignment and Assumption Agreements to be executed by the Purchaser and/or any of its Subsidiaries (as determined by the Purchaser) and the relevant Seller (or any of its Subsidiaries) at the Closing in the form of Exhibit 1.1(C).

“Average Share Price” means the average last sale price of the Ordinary Shares reported on the primary stock exchange or quotation system in which such Ordinary Shares are traded or quoted, as the case may be, during the 30 trading days ending on the third trading day preceding the date on which such determination is made.

“Bill of Sale” means the Bill of Sale and Assignment to be executed by each of the Sellers (or their Subsidiaries, if applicable) at the Closing in the form of Exhibit 1.1(D).

“Budget and Operating Plan” means the budget and operating plan included in Exhibit 1.1(E) for the operation of USDATA and its Subsidiaries from the date hereof until the Closing Date as may be amended from time to time by USDATA with the express prior written consent of the Purchaser, which Budget and Operating Plan shall also include a separate operational cash flow.

“Business” means the operations and activities of the Sellers and/or any of their Subsidiaries concerning the development, marketing, sale, maintenance, provision of other services and other related activities, related directly or indirectly to the Products, including all other existing or potential commercial uses of the technologies, ideas and inventions used, developed, considered, explored or examined or that are contemplated to be used, developed, considered, explored or examined by the Sellers and/or any of their Subsidiaries in connection with the Products.  Notwithstanding anything to the contrary in the immediately preceding sentence, the Business shall not include the Sellers’ pursuit of legal proceedings and licensing arrangements based on alleged violations of the Excluded Patents by third parties.

“Business Day” shall have the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

“Business Information” means copies of all books, records, files and documentation of the Sellers and/or any of their Subsidiaries in any media prepared, used or held for use by any Person, related directly or indirectly, in whole or in part, to the Business, the Acquired Assets or the Assumed Liabilities, including but not limited to, all business records, audit records, tangible data, computer software, electronic media and management information systems, disks, files, customer lists, supplier lists, blueprints, specifications, designs, drawings, operation or maintenance manuals, bids, personnel records, policy and instruction manuals and directories, all Products documentation, invoices, credit records, sales, market and promotional literature of any kind, tax, financial and accounting records and all other books and records relating to the Acquired Assets, the Assumed Liabilities and the Business. Notwithstanding the foregoing, Business Information shall not include such documents and records that relate exclusively to Excluded Assets or Excluded Liabilities.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Computer Software” means all computer software used, licensed or owned by USDATA or any of its Subsidiaries, related directly or indirectly, in whole or in part, to the Business, including source code, object code, operating systems and specifications, data, data bases, files, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith (with respect to third party computer software, to the extent available under the applicable license).

“Consideration Shares” means 1,011,747 Ordinary Shares, subject to adjustment under Section 2.9 and Section 2.10.

“Current Employees” means the employees, including officers, employed by USDATA or any of its Subsidiaries on the date hereof and listed in Section 3.12.1 of the Disclosure Schedule.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Sellers to the Purchaser on the date hereof containing the information required to be included therein pursuant to this Agreement.

“USDATA Employee” means any current, former, or retired employee, director, or officer of USDATA or any of its Subsidiaries or any of their ERISA Affiliates.

“USDATA Stockholder” means any Person holding shares of capital stock of USDATA and entitled to participate in any distribution of assets of USDATA in accordance with USDATA’s Certificate of Incorporation as in effect on the date hereof.

“Employee Agreement” means, with respect to USDATA or any of its Subsidiaries, each employment and consulting agreement as to which there are unsatisfied obligations (contingent or otherwise) of USDATA or any of its Subsidiaries or any of their ERISA Affiliates and each signing bonus, relocation, repatriation, expatriation, or similar agreement between USDATA or any of its Subsidiaries or any of their ERISA Affiliates and any USDATA Employee, as to which unsatisfied obligations (contingent or otherwise) of USDATA or any of its Subsidiaries or any of their ERISA Affiliates are outstanding.

“Employee Plan” means each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, severance pay, supplemental income, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements covering USDATA Employees and pursuant to which USDATA or any of its Subsidiaries or ERISA Affiliates has any liability contingent or otherwise.

“Environmental Law” means any Law currently in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, to the manufacture, processing, use, handling, transportation, treatment, storage, disposal, release, emission, exposure, or discharge of Hazardous Materials.

“Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including, without limitation, the reasonable cost of any investigation, testing, compliance or remedial action), or expense (including attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended

“ERISA Affiliate” means, with respect to any Person, any other Person under common control with such Person or any of such Person’s Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code;

“Escrow Agent” means a Person reasonably approved by both the Purchaser and USDATA, to serve as an escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement among the Purchaser, USDATA and the Escrow Agent, in the form of Exhibit 1.1(F) hereto.

“Excluded Patents” means the following patents registered in the name of USDATA: U.S. Patent 4,908,746 (Industrial Control System) and U.S. Patent 5,325,522 (Apparatus and Method for Communicating Between Devices).

“Fixtures and Equipment” means all office equipment, telecom equipment and any material or machines, as well as all furniture, fixtures, furnishings, leasehold improvements, vehicles, computer and computer related hardware, equipment (including research and development equipment) and other tangible personal property used, owned or leased by USDATA or any of its Subsidiaries, whether or not related to the Business, except to the extent included in the Excluded Assets, provided that any of the foregoing that is leased by USDATA or any of its Subsidiaries is subject to the terms and conditions of the applicable lease to the extent such lease was provided to the Purchaser and is referred to in Section 3.16.1(iii)  of the Disclosure Schedule.

“Governmental Authority” means, with respect to a Person, any Israeli, U.S. or foreign, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body having jurisdiction with respect to such Person or any of its assets or operations.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by any Governmental Authority.

“Hazardous Materials” means any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any Environmental Law.

“Intellectual Property” means any and all intellectual property, in any jurisdiction including:  (a) all goodwill, trade marks, service marks, brand names, certification marks, trade dress, assumed names, business names, trade names and other indications of origin (“Trademarks”); (b) patents and patent rights (“Patents”); (c) trade secrets and other confidential or non-public business information, including formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, and research and development information (whether or not patentable), invention disclosures, unpatented blue prints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, and customer lists and information; (d) writings and other copyrightable works of authorship, including computer programs, databases and documentation therefore, and all copyrights to any of the foregoing (“Copyrights”); (e) integrated circuit topographies and mask works; (f) moral rights; (g) features of shape, configuration, pattern or ornament and design registrations; (h) Network Identifiers; (i) any other intellectual property rights and (j) registrations of, and applications to register, any of the foregoing with any Governmental Authority and any renewals or extensions thereof.

“Inventory” means all inventory held for resale and all other raw materials, work in process, finished products, spares, wrapping, supply and packaging items related to the Business, except to the extent included in the Excluded Assets.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of any of the executive officers and management personnel of USDATA listed below and the knowledge that any of them would have acquired in the performance of his or her duties as performed by a prudent person in such position. Such persons shall be James E. Fleet (who is deemed to be, for the purpose of this definition, both in the position of a CEO and in the position of Vice President Sales), Jennifer P. Dooley, Deborah K. Blackstone, Timothy G. Davis, Dave J. Moody and Edmond C. Oertel.

“Law” means any Israeli, U.S. or foreign, federal, state, provincial or local law, ordinance, regulation, rule, code, order, other requirement or rule of law or rules or regulations promulgated under any of the foregoing.

“Lien” means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, restriction, claim, lien, lease or charge or third party right of any kind whatsoever.

“Loss” means all liability, loss, damage or injury, and all costs and expenses, including without limitation, interest, penalties, costs of preparation and investigation and the reasonable fees and expenses of attorneys, accountants and other professional advisers.

“Material Adverse Effect” or “Material Adverse Change” means any event, fact, occurrence, circumstance or condition that has a long-term or short-term material adverse effect either (a) on the Assets as a whole, or (b) on the business, results of operations, assets, affairs, prospects or the condition (financial or otherwise) of USDATA and its Subsidiaries, taken as a whole, provided however that if such effect on the USDATA and its subsidiaries does not have any material affect on the Assets then it would not be deemed to be a Material Adverse Effect, or (c) on the ability of any of the parties hereto to perform any of their obligations under this Agreement, but shall not include (i) adverse effects resulting solely from a change in the trading prices of USDATA’s equity securities between the date hereof and the Closing Date, in and of itself; (ii) adverse effects resulting solely from effects, changes, events, circumstances or conditions generally affecting the industry or markets in which USDATA operate or arising solely from changes in general business or economic conditions; and (iii) any effects, changes, events, circumstances or conditions resulting solely from the announcement or pendency of any of the transactions contemplated by this Agreement.

“Network Identifiers” means all internet protocol addresses and networks used by USDATA or any of its Subsidiaries, related directly or indirectly, in whole or in part, to the Business, including without limitation, DNS domain names, e-mail addresses, world wide web (www) and http addresses, network names, network addresses, and services (such as mail or web-site) whether or not used or currently in service, and including all registrations relating thereto in or with all registration bodies or organizations.

“Per Share Figure” means $10.97 being the Average Share Price as of the date hereof.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

“Products” means the products listed in Exhibit 1.1(G) hereto.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser to the Sellers on the date hereof containing the information required to be included therein pursuant to this Agreement.

“Purchaser Material Adverse Effect” means any event, fact, occurrence, circumstance or condition that has a long-term or short-term material adverse effect either (a) on the business, results of operations, assets, affairs, prospects or the condition (financial or otherwise) of the Purchaser and its Subsidiaries, taken as a whole, or (b) on the ability of any of the parties hereto to perform any of their obligations under this Agreement, but shall not include (i) adverse effects resulting solely from a change in the trading prices of Purchaser’s equity securities between the date hereof and the Closing Date, in and of itself; (ii) adverse effects resulting solely from effects, changes, events, circumstances or conditions generally affecting the industry or markets in which Purchaser operate or arising solely from changes in general business or economic conditions; and (iii) any effects, changes, events, circumstances or conditions resulting solely from the announcement or pendency of any of the transactions contemplated by this Agreement.

“Signing Date Balance Sheet” means the consolidated balance sheet of USDATA as of July 31, 2003 attached hereto as Exhibit 1.1(H).

“Solaia Patent” means U.S. Patent 5,038,318 – Device for Communicating Real Time Data between a Programmable Logic Controller and a Program Operating in a Central Controller.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of: (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such entity; or (b) the interest in the capital or profits of such entity, is at the time directly or indirectly owned or controlled by such Person and/or one or more of its other Subsidiaries.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any federal, state, local, or foreign Tax authority, including, without limitation, any gross income, net income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use service, customs, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer and gains taxes, together with any interest and any penalties or additions to tax.

“Tax Returns” means all returns, reports (including elections, declarations, disclosures, schedules, estimates and information returns) and other information required to be supplied to a Tax authority relating to Taxes under any Applicable Law.

“Third Party License Agreements” means the license agreements listed in Section 3.16.1(i) of the Disclosure Schedule relating to the Transferred Intellectual Property.

“Transferred Intellectual Property” means any and all of the rights, titles and interest in registered and unregistered Intellectual Property, used, licensed or owned by USDATA or any of its Subsidiaries, related directly or indirectly, in whole or in part, to the Business, including without limitation all Computer Software, except for (i) the Excluded Patents, (ii) the Network Identifiers set forth in Exhibit 1.1(I) hereto, and (iii) any Trademarks or rights of use in the names USDATA (provided that additional names or words are added to the name USDATA that are reasonably sufficient to distinguish between the Business and such use of the name USDATA) or eMake, provided that with respect to any Transferred Intellectual Property identified in Section 3.18.1 of the Disclosure Schedule as being subject to any Third Party License Agreement, then such Transferred Intellectual Property is subject to the terms and conditions of the relevant Third Party License Agreements.

Other Defined Terms.  The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section Number/Location
Other Contracts	1.1 (under “Acquired Contracts”)
Trademarks	1.1 (under “Intellectual Property”)
Patents	1.1 (under “Intellectual Property”)
Copyrights	1.1 (under “Intellectual Property”)
Excluded Assets	2.1.3
Assets	2.2.1
Prolink	2.2.2
Prolink Agreement	2.2.2
Prolink Amount	2.2.2
Excluded Liabilities	2.2.2
USDATA Consideration Shares	2.3.2
Escrow Consideration Shares	2.3.2
Standstill Agreement	2.3.3
Registration Rights Agreement	2.3.3
Securities Act	2.3.3
SEC	2.3.3
OCS	2.3.3
Closing	2.4
Closing Date	2.4
Adjusted Signing Date Balance	2.9.1
Notice of Dispute	2.9.1
Net Asset Excess Amount	2.9.3
Net Asset Deficit Amount	2.9.5
Reduction Shares	2.9.5
Retained Cash	2.9.6
Dispute Shares	2.9.7.1
Closing Cash Report	2.9.8
Cash Report Notice of Dispute	2.9.8
Cash Adjustment Amount	2.9.9
Cash Adjustment Shares	2.9.10
Transaction Expenses Savings	2.9.12
Ancillary Agreements	3.1.2
Bankruptcy Events	3.1.3
Exchange Act	3.5.1
USDATA Reports	3.5.1
GAAP	3.5.1
Permitted Liens	3.10.1
Material Contracts	3.16.1
Purchaser Reports	4.5.1
2002 Annual Report	4.7.2
Purchaser Intellectual Property	4.13

Term	Section Number/Location
NDA	5.4
Non-Compete Period	5.6.1
Acquisition Proposal	5.7.1
Board	5.7.1
Superior Proposal	5.7.1
Revised Offer	5.7.3
License Agreement	5.15.1
Patent Revenues	5.15.2
Patent Transaction	5.15.2
Customer Patent Revenues	5.15.2
Vendor Patent Revenues	5.15.3
Sale Transaction	5.15.4
Employment Offer	6.1.1
Assumed Employee	6.1.1
Hired Employees	6.1.1
Commencement Date	6.1.1
Seller Qualified Plan	6.2
Purchaser Qualified Plan	6.2
Share Purchase Agreement	7.3.7
Indemnification Agreement	7.3.8
Termination Fee	8.4
Indemnified Parties	9.2
Indemnifying Party	9.3.1
Notice of Claim	9.4.1
Indemnity Claim Amount	9.4.1
Dispute Notice	9.4.2
Purchaser Final Order	9.4.3
Agreement	Preamble
Party or parties	Preamble
Purchaser	Preamble
Sellers	Preamble
Ordinary Shares	Preamble
Asset Purchase	Preamble
SCP	Preamble
Significant Stockholders Undertakings	Preamble
USDATA	Preamble
USDATA Sub	Preamble
Wizard	Preamble
USDATA International	Preamble
Purchasing Subsidiary	Preamble

1.2.          Terms Generally.

1.2.1.       Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders as the context requires.

1.2.2.       The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified.

1.2.3.       The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

2.             Purchase and Sale

2.1.          Purchase and Sale of Acquired Assets

2.1.1.       On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser and/or one or more of Purchaser’s Subsidiaries (as determined by the Purchaser in its discretion), and in reliance on the accuracy of the representations and warranties and the performance of the agreements of the Sellers, the Purchaser and/or one or more of Purchaser’s Subsidiaries (as determined by the Purchaser in its discretion) shall purchase, acquire and accept from the Sellers, all of the Sellers’ rights, title and interest in and to the Acquired Assets, subject to adjustment under Section 2.9, free and clear of all Liens, other than Permitted Liens, and without any further liability or obligation of any kind, known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created that are not included in the Assumed Liabilities.  In the event that any Acquired Assets are to be purchased by any Subsidiaries of Purchaser, separate instruments of transfer shall be executed with such Subsidiaries and each such Subsidiary shall be deemed to be a Purchaser under this Agreement to the extent and with respect to the Acquired Assets purchased by such Subsidiary. In the event that any Acquired Assets are owned or held by a Subsidiary of a Seller, separate instruments of transfer shall be executed with such Subsidiaries and each such Subsidiary shall be deemed to be a Seller under this Agreement to the extent and with respect to the Acquired Assets purchased from such Subsidiary. USDATA and the Purchaser shall cause their respective Subsidiaries to execute such separate instruments.  In the event that the assignment, transfer, conveyance or delivery of any Acquired Asset to the Purchaser or any Subsidiary thereof involves or gives rise to any liability or obligation, other than such obligation or liability which is an Assumed Liability, then such liability or obligation shall be deemed to be an Excluded Liability as further described in Section 2.2., except that with respect to such liabilities or obligations arising from transfers or assignments occurring after the Closing Date, then such liabilities and obligations shall be shared between USDATA and the Purchaser on an equal basis, provided that the Purchaser’s aggregate liability for all such transfers and assignments together shall in no event exceed a total amount of $50,000 and any amount in excess of such $50,000 shall be borne and paid solely by USDATA and shall be deemed to be an Excluded Liability.

2.1.2.       Notwithstanding anything to the contrary contained in this Agreement, to the extent the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to the Purchaser of any Acquired Asset is prohibited by any applicable law or would require any Governmental Authority or third-party authorizations, approvals, consents, or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing Date, and the obtaining thereof is not a condition to the Closing, then following the Closing, and without limiting the provisions set forth in Sections 5.8 and 5.10, the Sellers shall be deemed to hold the respective Acquired Asset and all rights and privileges with respect thereto as a trustee for the sole benefit of the Purchaser and shall manage such Acquired Asset solely in accordance with instructions of the Purchaser, and the parties shall use their respective reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent, or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Purchaser the benefits of use of such Acquired Asset. Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of an Acquired Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, the applicable Seller shall promptly assign, transfer convey or deliver, or cause to be assigned, transferred, conveyed and delivered, such Acquired Asset to the Purchaser for no additional consideration.  To the extent that any such Acquired Asset cannot be transferred or the full benefits of use of any such Acquired Asset cannot be provided to the Purchaser following the Closing, the Purchaser and the applicable Seller shall enter into such arrangements for no additional consideration from the Purchaser (including subleasing or subcontracting if permitted) to provide to the Purchaser the operational equivalent of obtaining such authorization, approval, consent or waiver. Without limitation of the foregoing, in the event that at the Closing the registration of any Transferred Intellectual Property in the name of the Purchaser at the relevant Governmental Authority was not yet completed and perfected then without limitation of any other rights of the Purchaser, to the extent necessary to grant to the Purchaser full and unrestricted use of such Transferred Intellectual Property, the Sellers hereby grant to the Purchaser, effective as of the Closing and subject to any Third Party Licenses, an irrevocable, perpetual, royalty free, fully paid, worldwide, unrestricted, exclusive license to make any use or exploitation with respect thereto. In the event that any Asset was not duly transferred or assigned to the Purchaser or its Subsidiary at the Closing, and notwithstanding, the Closing was completed, then the Sellers shall, and shall cause their Subsidiaries to, take any action after the Closing, as reasonably requested by Purchaser, to allow Purchaser to enforce any rights or privileges of Sellers or such Subsidiaries under or with respect to such Assets, including pursuit of legal proceedings, solely for the benefit of and at the expense of Purchaser, and Sellers shall fully cooperate with Purchaser in order to allow Purchaser to achieve the desired result in this regard.

2.1.3.       Notwithstanding anything herein to the contrary, from and after the Closing Date, the Sellers shall retain all of their right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to the Purchaser hereunder, all assets of the Sellers other than the Acquired Assets (the “Excluded Assets”).  Without limiting the generality of the foregoing, the Excluded Assets include all right, title and interest of the Sellers and/or any of their Subsidiaries in (i) the shares and assets of eMake Corp., a Delaware corporation and all its Subsidiaries, (ii) the shares and assets of USDATA Foreign Sales Corp, a company incorporated in Barbados, (iii) the shares of any and all other Subsidiaries of USDATA, (iv) the Excluded Patents, solely to the extent set forth in Section 5.15 and subject to the patents license granted to Purchaser under Section 5.15, and (v) the Retained Cash.

2.2.          Purchase and Sale of Assumed Liabilities

2.2.1.       On the terms and subject to the conditions set forth herein, at the Closing the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser and/or one or more of Purchaser’s Subsidiaries (as determined by the Purchaser in its discretion), and in reliance on the accuracy of the representations and warranties and the performance of the agreements of the Sellers, the Purchaser and/or one or more of the Purchaser’s Subsidiaries (as determined by the Purchaser in its discretion) shall assume, purchase, acquire and accept from the Sellers, all of the Assumed Liabilities, subject to adjustment under Section 2.9.  The Acquired Assets and the Assumed Liabilities are collectively referred to herein as the “Assets”.

2.2.2.       The Purchaser shall not assume any of the Sellers’ obligations or liabilities of any kind, known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created that are not included in the Assumed Liabilities.  Notwithstanding anything in this Section 2.2 to the contrary, the Assumed Liabilities shall not include any liabilities or obligations whether arising under any contract, commitment, agreement, tort or otherwise, that should have been reflected or provided for on the Signing Date Balance Sheet in accordance with GAAP (had it been prepared in accordance with GAAP) but were not so reflected on such Signing Date Balance Sheet, or which were incurred after the date hereof not in accordance with the Budget and Operating Plan.  Without limitation of the foregoing, the Assumed Liabilities shall also exclude (i) all liabilities and obligations arising out of or in connection with any Excluded Asset or any agreement among USDATA and any of its Subsidiaries or among any such Subsidiaries, (ii) all of the Sellers’ obligations and liabilities in respect of costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby as well as any cost or liability incurred in order to facilitate the transfer of the Assets at the Closing and which is not specifically listed in the Assumed Liabilities or is payable by the Purchaser in accordance with Section 2.1.1, (iii) all liabilities and obligations in respect of all USDATA Employees, other than the liabilities in connection with the Current Employees included in the Assumed Liabilities, (iv) all liabilities and obligations arising out of or in connection with any activity or matter which is not part of the Business, except to the extent specifically included in items of the Signing Date Balance Sheet that are included in the Assumed Liabilities, (iv) any obligation or liability arising from any of the Sellers’ failure (either individually or together) to perform any of their agreements contained in this Agreement or in any Ancillary Agreement or incurred by the Sellers in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, (iv) all liabilities and obligations arising out of, or in connection with, or as a result of, directly or indirectly, any claim or Action in connection with or related directly or indirectly to the Solaia Patent, (v) any and all liabilities of USDATA or any of its Subsidiaries for Taxes (including without limitation all Taxes applicable to USDATA or any of its Subsidiaries arising from or in connection with the transactions contemplated hereby), except for Taxes incurred with respect to the operation of the Acquired Assets as a business after the date hereof in accordance with the Budget and Operating Plan and (vi) a liability of USDATA Sub to Prolink AG (“Prolink”) for software license fees under the Contract of Sale between Prolink and USDATA Sub dated July 2, 2002 (the “Prolink Agreement”) in the amount of $280,000 (the “Prolink Amount”).  Without limitation, all liabilities and obligations excluded under this Section 2.2 shall be referred herein as “Excluded Liabilities”.

2.3.          Consideration

2.3.1.       On the terms and subject to the conditions set forth in this Agreement, in reliance on the accuracy of the representations and warranties and the performance of the agreements of the Sellers and their compliance with the covenants made by them, respectively, hereunder, at the Closing, the Purchaser shall issue to USDATA and the Escrow Agent in accordance with Section 2.3.2, an aggregate number of validly authorized, fully paid and non-assessable Ordinary Shares equal to the Consideration

Shares, free and clear of Liens, except for such Liens contemplated by this Agreement or by any Ancillary Agreement.

2.3.2.       Of the Consideration Shares, at the Closing 70%, less the Prolink Amount Shares, will be issued to and in the name of USDATA (“USDATA Consideration Shares”) and 30%, plus the Prolink Amount Shares, will be issued to and in the name of the Escrow Agent, to be held pursuant to the terms and conditions of the Escrow Agreement (“Escrow Consideration Shares”), except that under Section 2.9.7 and Section 2.9.11 hereof, portions of the USDATA Consideration Shares and portions of the Escrow Consideration Shares may be held back at Closing and not issued until the matters referred to in such Sections are resolved pursuant to the procedures set forth in such Sections. The term “Prolink Amount Shares” shall mean the Prolink Amount divided by the Average Share Price as at the Closing Date.

2.3.3.       The Consideration Shares shall be subject to certain restrictions as set forth in the Standstill Agreement in the form of Exhibit 2.3.3(A) hereto (the “Standstill Agreement”) entered into on the date hereof among USDATA and the Purchaser. At the Closing, the Purchaser shall execute and deliver to SCP the Registration Rights Agreement, in the form of Exhibit 2.3.3(B) hereto (the “Registration Rights Agreement”).  USDATA will not distribute or dispose of any Consideration Shares issued under this Agreement, except in accordance with the Standstill Agreement, and in each such distribution or disposal, pursuant to valid exemptions from, or otherwise not requiring, registration under the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”).  Prior to any proposed distribution of Consideration Shares that is permitted under this Section 2.3.3, USDATA shall give a 5 Business Day prior written notice to the Purchaser of its intention to effect such distribution. Such notice shall describe the manner and circumstances of the proposed distribution in sufficient detail, and shall be accompanied, at USDATA’s expense by either (i) an opinion of counsel (who shall be reasonably satisfactory to the Purchaser, and whose opinion shall be addressed to the Purchaser) to the effect that the proposed distribution of the Consideration Shares may be effected without registration under the Securities Act, or (ii) a “no action” letter from the U.S. Securities and Exchange Commission (the “SEC”) to the effect that the distribution of such Consideration Shares without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto. Each USDATA Stockholder or any other Person that receives greater than 25,000 Consideration Shares (provided that in the event that holders of less than 25,000 Consideration Shares hold in the aggregate more than 100,000 Consideration Shares, then this requirement will apply to any holder) shall execute and deliver to the Purchaser a Standstill Agreement, and each USDATA Stockholder that receives any Consideration Shares that is a non Israeli Person shall execute and deliver to Purchaser an undertaking to the office of the Israeli Chief Scientist in the Ministry of Trade and Industry (the “OCS”) in the form of Exhibit 2.3.3(C) hereto.

2.4.          Closing

Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets, as contemplated hereby shall take place at a closing (the “Closing”) to be held at such place to be agreed upon between the Parties three Business Days after all the closing conditions set forth in Section 7 have been duly satisfied or waived or at such other time as the parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.5.          Closing Deliveries by the Sellers

At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

2.5.1.       Resolutions of the Board of Directors of each Seller and the resolution of the general meeting of the stockholders of each Seller, approved by the majority required under all Applicable Laws, approving the execution, delivery and performance by the Sellers of this Agreement and any Ancillary Agreement to which they are party;

2.5.2.       The Sellers shall deliver a closing certificate executed by two authorized officers of USDATA in a form pre-approved by the Purchaser, on behalf of all the Sellers certifying that: (i) the representations and warranties of the Sellers hereunder are true and correct as of the date hereof and as of the Closing Date as if then originally made, except for inaccuracies as of the date of Closing Date that, considered collectively, do not constitute a Material Adverse Effect; (ii) all covenants required by the terms hereof to be performed by the Sellers on or before the Closing Date have been so performed in all material respects and (iii) all documents to be executed and delivered by the Sellers at the Closing have been executed by a duly authorized officer of the respective Seller;

2.5.3.       The Sellers shall deliver good standing certificates of each of the Sellers issued by the Secretary of State of the state of incorporation of the respective Seller within three (3) Business Days prior to the Closing Date;

2.5.4.       The Sellers shall deliver the opinion of Morgan, Lewis & Bockius LLP, counsel for the Sellers, addressed to the Purchaser and dated as of the Closing Date, in the form of Exhibit 2.5.4;

2.5.5.       The Sellers shall deliver the Bill of Sale duly executed by each of the Sellers;

2.5.6.       The Sellers shall deliver the specific assignments, bills of sale, endorsements, deeds and other good and sufficient instruments of conveyance and transfer reasonably requested by the Purchaser, in form and substance reasonably satisfactory to the Purchaser and its counsel, including, without limitation, the Assignment and Assumption Agreement, as shall be effective to vest in the Purchaser title to all the Acquired Assets, including, without limitation, assignment deeds and powers of attorney with respect to any and all Patents, registrable Copyright, Trademarks, Network Identifiers and all the applications to register any of the foregoing as well as physical possession (whether by way of actual delivery or, if more appropriate, by confirmation of handing over of possession to the control of a Purchaser representative) of certain Assets acquired hereunder, whose physical delivery is reasonably required, including, without limitation, all source code of all Products and Computer Software; and

2.5.7.       The Sellers shall deliver a written confirmation and consent from each Person listed in the Disclosure Schedule as having any Lien over any of the Acquired Assets or any Person who as of the Closing Date have any such Lien, that such Lien has been removed and is no longer in effect.

2.6.          Closing Deliveries by the Purchaser

At the Closing, the Purchaser shall deliver or cause to be delivered:

2.6.1.       to USDATA, executed resolution of the Board of Directors of the Purchaser approving the execution, delivery and performance by the Purchaser of this Agreement and any Ancillary Agreements to which Purchaser is a party;

2.6.2.       to USDATA, share certificate(s) representing the USDATA Consideration Shares registered in the name of USDATA;

2.6.3.       to the Escrow Agent, share certificate(s) representing the Escrow Consideration Shares registered in the name of the Escrow Agent;

2.6.4.       to USDATA, a closing certificate executed by two authorized officers of the Purchaser in form pre-approved by USDATA certifying that: (i) the representations and warranties of the Purchaser hereunder are true and correct as of the date hereof and as of the Closing Date as if then originally made except for inaccuracies, as of the Closing Date, that, considered collectively, do not constitute a Purchaser Material Adverse Effect; (ii) all covenants required by the terms hereof to be performed by the Purchaser on or before the Closing Date have been so performed in all material respects; and (iii) all documents to be executed and delivered by the Purchaser at the Closing have been executed by a duly authorized officer of the Purchaser.

2.6.5.       The Purchaser shall deliver the opinion of Meitar, Liquornik, Geva & Co., counsel for the Purchaser, addressed to the Sellers and dated as of the Closing Date, in the form of Exhibit 2.6.5;

2.6.6.       The Purchaser shall deliver the specific assumption agreements and other good and sufficient instruments of assumption reasonably requested by USDATA, in form and substance reasonably satisfactory to USDATA and its counsel, as shall be effective to obligate the Purchaser with respect to the Assumed Liabilities, including without limitation, the Assignment and Assumption Agreement.

2.7.          Simultaneous Transactions.

All transactions occurring at the Closing as specified in Section 2.5 and 2.6 shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered. Unless otherwise indicated, all documents and certificates shall be dated on or as of the Closing Date.

2.8.          Change of Structure

Notwithstanding anything to the contrary contained in this Agreement, if the Purchaser determines in its discretion that the Asset Purchase under this Agreement cannot be consummated in the structure contemplated by this Agreement, then the transaction shall be restructured to the extent possible as a merger; provided, however, that no restructuring pursuant to this Section 2.8 shall change the number of Consideration Shares otherwise issuable hereunder, materially delay consummation of the transaction or have a material adverse effect on the ability of the parties to satisfy the conditions to the Closing or on the anticipated Tax consequences to the parties, and provided further that such restructuring shall be economically equivalent to the Asset Purchase in all material respects.  In the event the transaction is restructured as a merger pursuant to this Section 2.8, the parties shall (i) execute such documents as the Purchaser may reasonably determine to be appropriate for the purpose of reflecting the restructuring of the transaction as a merger, and (ii) make such applications and filings and take such other actions as are appropriate in order to implement such merger.

2.9.          Price Adjustment

2.9.1.       Within 14 days after the date hereof, USDATA shall cause the completion of a consolidated balance sheet of USDATA and its Subsidiaries as of July 31, 2003 with the account balances included thereon calculated in accordance with GAAP (the “Adjusted Signing Date Balance Sheet”).  A draft of the Adjusted Signing Date Balance Sheet shall be delivered to Purchaser upon its completion. Within 14 days after the receipt of the draft Adjusted Signing Date Balance Sheet by Purchaser, Purchaser and/or its representatives shall review all the relevant files and records of USDATA and its Subsidiaries in order to examine the draft Adjusted Signing Date Balance Sheet and shall deliver in writing to USDATA any good faith objections that Purchaser may have with respect to any balances included on the draft Adjusted Signing Date Balance Sheet (the “Notice of Dispute”), together with any supporting documentation, in reasonable detail of any such objections.  USDATA shall fully cooperate in good faith as to any requests for supporting documentation made by Purchaser and shall allow Purchaser’s representatives full access to all records reasonably related to the preparation of the Adjusted Signing Date Balance Sheet.  If no Notice of Dispute is received by USDATA within 14 days after Purchaser’s receipt of the draft Adjusted Signing Date Balance Sheet, the Adjusted Signing Date Balance Sheet shall be determined final and all references in the definitions of Assumed Liabilities (including Exhibit 1.1(B)), Acquired Contracts and Acquired Assets to the term Signing Date Balance Sheet, shall be deemed to refer to the Adjusted Signing Date Balance Sheet, however such determination shall not limit any remedies available under this Agreement with respect to any differences between the Signing Date Balance Sheet and the Adjusted Signing Date Balance Sheet and any claim that such differences cause the failure of any applicable closing condition to be satisfied.  Within seven (7) days after delivery of the Notice of Dispute, Purchaser and USDATA shall attempt to resolve the underlying dispute in good faith, and if such parties cannot agree within such seven (7)-day period, such dispute shall be resolved by a nationally known independent firm of certified public accountants jointly chosen by the Purchaser and USDATA, which in the absence of an agreement shall be PricewaterhouseCoopers.  The written decision of such accounting firm shall be rendered within no more than 21 days from the date that the matter is referred to such firm and shall be final and binding on the parties hereto and shall not be subject to dispute or review.  Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the accounting firm), the Adjusted Signing Date Balance Sheet (as determined in such dispute resolution) shall be determined final and all references in the definitions of Assumed Liabilities (including Exhibit 1.1(B)), Acquired Contracts and Acquired Assets to the term Signing Date Balance Sheet, shall be deemed to refer to the Adjusted Signing Date Balance Sheet, in accordance with the provisions of this Section 2.9.1. Any fees or expenses payable to such accounting firm shall be shared equally between USDATA and the Purchaser, with all fees and expenses payable by USDATA being deemed to be an Excluded Liability.

2.9.2.       In the event that based on the Adjusted Signing Date Balance Sheet it transpires that as of the date hereof, the Net Asset Actual Amount, as defined in Exhibit 2.9.2, is different than the Net Asset Target Amount, as defined in Exhibit 2.9.2, then the adjustment provisions of Sections 2.9.3 – 2.9.5 shall apply.

2.9.3.       In the event that the Net Asset Actual Amount is greater than the Net Asset Target Amount by more than 5% then there shall be no adjustment to the number of

Consideration Shares, however an amount equal to such excess of the Net Asset Actual Amount over the Net Asset Target Amount (the “Net Asset Excess Amount”) shall be allocated to an increase in the Retained Cash, provided that, at the election of USDATA an amount of up to $200,000 of the Net Asset Excess Amount may be allocated by issuance to USDATA of Ordinary Shares in an amount equal to such portion of the Net Asset Excess Amount divided by a price per share equal to 150% of the Average Share Price as of Closing Date and such shares shall be deemed to be Consideration Shares.

2.9.4.       In the event that the Net Asset Actual Amount is equal to the Net Asset Target Amount or is greater or less than the Net Asset Target Amount by not more than 5% then there shall be no adjustment to the number of Consideration Shares.

2.9.5.       In the event that the Net Asset Actual Amount is less than the Net Asset Target Amount by more than 5% then the total number of Consideration Shares shall be reduced by an amount of Ordinary Shares equal to the difference between the Net Asset Actual Amount and the Net Asset Target Amount (the “Net Asset Deficit Amount”), divided by the Per Share Figure (the “Reduction Shares”).

2.9.6.       USDATA may retain any cash or cash equivalents held by USDATA as of the Closing, in an amount up to the Net Asset Excess Amount (the “Retained Cash”).

2.9.7.       In the event that at the time that all closing conditions under Section 7 hereof, other than the closing condition included in Section 7.3.9, have been fulfilled but (without limitation of any such conditions), the parties have not resolved any outstanding dispute set forth in the Notice of Dispute with respect to the draft Adjusted Signing Date Balance Sheet then:

2.9.7.1.    in the event that the amount in dispute (in terms of the Net Asset Actual Amount) is no more than 10% of the Consideration Shares, the closing condition included in Section 7.3.9 shall be satisfied, and the Closing shall be held, however, an amount of Consideration Shares equal to the amount in dispute, based on the Average Share Price at such time (the “Dispute Shares”) shall not be issued to the Escrow Agent and shall be deducted from the Escrow Consideration Shares and will be treated as follows: (a) to the extent that upon resolution of the dispute in accordance with Section 2.9.1 it is determined that any Dispute Shares are required to be included in the Consideration Shares, then such Dispute Shares shall be issued at such time to the Escrow Agent and shall be deemed to be part of the Escrow Consideration Shares, and (b) to the extent that upon resolution of the dispute it is determined that any Dispute Shares are required to be deducted from the number of Consideration Shares, then such Dispute Shares shall not be issued at all;

2.9.7.2.    in the event that the amount in dispute (in terms of the Net Asset Actual Amount) is greater than 10% of the Consideration Shares, then at USDATA’s election, either (i) the Closing will be postponed until such dispute is resolved, or (ii) the closing condition included in Section 7.3.9 shall be satisfied, and the Closing shall be held, however, an amount of Consideration Shares equal to the Dispute Shares shall not be issued at Closing (to be allocated such that up to 10% of the Consideration Shares are reduced from the Escrow Consideration Shares and the balance reduced from the USDATA Consideration Shares) and will be treated as follows:

(a) to the extent that upon resolution of the dispute in accordance with Section 2.9.1 it is determined that any Dispute Shares are required to be included in the Consideration Shares, then such Dispute Shares shall be issued at such time to USDATA and to the Escrow Agent based on the allocation of the hold back described above and shall be deemed to be part of the USDATA Consideration Shares and Escrow Consideration Shares, respectively, and (b) to the extent that upon resolution of the dispute it is determined that any Dispute Shares are required to be deducted from the number of Consideration Shares, then such Dispute Shares shall not be issued at all.

2.9.8.       Within 10 days after Closing, Purchaser shall cause the completion of a report that lists the total cash and cash equivalents transferred to Purchaser at Closing and a list of all cash expended by USDATA and its Subsidiaries from the date hereof until Closing (the “Closing Cash Report”).  A draft of the Closing Cash Report shall be delivered to USDATA upon its completion. Within 14 days after the receipt of the draft Closing Cash Report by USDATA, USDATA and/or its representatives shall review all the relevant files and records of USDATA and its Subsidiaries in order to examine the draft Closing Cash Report and shall deliver in writing to Purchaser any good faith objections with respect to any amounts included in the draft Closing Cash Report (the “Cash Report Notice of Dispute”), together with any supporting documentation in reasonable detail of any such objections.  Purchaser shall fully cooperate in good faith as to any requests for supporting documentation made by USDATA and shall allow USDATA’s representatives full access to all records reasonably related to the preparation of the Closing Cash Report.  If no Cash Report Notice of Dispute is received by Purchaser within 14 days after USDATA’s receipt of the draft Closing Cash Report, the Closing Cash Report shall be determined final and the adjustments under Section 2.9.10 shall be made.  Within seven (7) days after delivery of the Cash Report Notice of Dispute, Purchaser and USDATA shall attempt to resolve the underlying dispute in good faith, and if such parties cannot agree within such seven (7) day period, such dispute shall be resolved by a nationally known independent firm of certified public accountants jointly chosen by the Purchaser and USDATA, which in the absence of an agreement shall be PricewaterhouseCoopers.  The written decision of such accounting firm shall be rendered within no more than 21 days from the date that the matter is referred to such firm and shall be final and binding on the parties hereto and shall not be subject to dispute or review.  Any fees or expenses payable to such accounting firm shall be shared equally between USDATA and the Purchaser, with all fees and expenses payable by USDATA being deemed to be an Excluded Liability.

2.9.9.       In the event that from the Closing Cash Report it transpires that either (i) the total cash amounts expended by USDATA and its Subsidiaries from the date hereof until Closing exceeds the total amount that USDATA and its Subsidiaries should have expended during such period in accordance with the operational cash flow included in the Budget and Operating Plan by more than 5% or (ii) the total cash amount expended by USDATA and its Subsidiaries from the date hereof until Closing in any specific category of expenses detailed in the operational cash flow included in the Budget and Operating Plan exceeds the total amount that USDATA and its Subsidiaries should have expended in such specific category of expense during such period in accordance with the operational cash flow included in the Budget and Operating Plan by more than 15%, then USDATA shall be required to disburse to Purchaser cash in an amount equal to the greater of (a) the total excess amount described in clause (i) above or (b) the total of the excess of all categories of expenses included in clause (ii) above together (the “Cash Adjustment Amount”).

2.9.10.     The Cash Adjustment Amount shall be paid by USDATA to Purchaser within 10 days after the final determination of the Cash Adjustment Amount pursuant to Section 2.9.8, in cash to Purchaser’s bank account, however, at USDATA’s election, the Cash Adjustment Amount shall be disbursed within such 10 days to Purchaser by reduction of the Consideration Shares in an amount of shares equal to the Cash Adjustment Amount divided by the Per Share Figure (the “Cash Adjustment Shares”), to be allocated as follows: (i) a number of Escrow Consideration Shares held back by Purchaser at Closing under Section 2.9.11(i) equal in an amount to the Cash Adjustment Shares shall not be issued and shall no longer be required to be included in the Consideration Shares and any remaining Escrow Consideration Shares left after such adjustment, if any, shall be issued to the Escrow Agent and shall be deemed to be Escrow Consideration Shares, (ii) if after allocation under clause (i) Cash Adjustment Shares remain, a number of USDATA Consideration Shares held back by Purchaser at Closing under Section 2.9.11(ii) equal in an amount to the Cash Adjustment Shares less any shares disbursed under clause (i) above, shall not be issued and shall no longer be required to be included in the Consideration Shares and any remaining USDATA Consideration Shares left after such disbursement, if any, shall be issued to USDATA and shall be deemed to be USDATA Consideration Shares, and (iii) if allocation under clauses (i) and (ii) was not sufficient to disburse the full Cash Adjustment Shares, then any balance of Cash Adjustment Shares shall be subject to indemnification as if it was an Excluded Liability.

2.9.11.     At Closing, an amount of Consideration Shares shall not be issued and will be withheld by Purchaser for purposes of the payment of the Cash Adjustment Shares in accordance with Section 2.9.10 as follows: (i) in the event that there is no dispute as described in Section 2.9.7.1, then an amount equal to 10% of the Consideration Shares shall not be issued to the Escrow Agent and shall be deducted from the Escrow Consideration Shares and will be treated in accordance with Section 2.9.10, and (ii) in the event that there is a dispute as described in Section 2.9.7.1 or 2.9.7.2, then the Dispute Shares under Section 2.9.7.1 or 2.9.7.2, as the case may be, plus an amount of Consideration Shares equal to 5% of the Consideration Shares (to be allocated such that up to 10% of the Consideration Shares are reduced from the Escrow Consideration Shares and the balance reduced from the USDATA Consideration Shares) shall not be issued to the Escrow Agent or USDATA, as the case may be, and shall be reduced from the Escrow Consideration Shares and the balance reduced from the USDATA Consideration Shares and will be treated in accordance with Section 2.9.10.

2.9.12.     In the event that from the Closing Cash Report it transpires that the total cash amounts expended by USDATA and its Subsidiaries from the date hereof until Closing was less than the total amount that USDATA and its Subsidiaries should have expended during such period in accordance with the operational cash flow included in the Budget and Operating Plan no adjustment will be made and all shares withheld under Section 2.9.11 shall be issued to the Escrow Agent or USDATA, respectively, in the same allocation as held back, subject to any remaining dispute under Section 2.9.7, and any excess cash balances will be left in the hands of Purchaser.  Notwithstanding the foregoing, in the event that from the Closing Cash Report it transpires that the total cash amounts expended by USDATA and its Subsidiaries from the date hereof until Closing on expenses in connection with the negotiation and execution of this

Agreement or the transactions contemplated hereby or in connection with the dissolution of USDATA or its Subsidiaries or the internal restructuring of USDATA in connection with the foregoing, was less than the total amount that USDATA and its Subsidiaries should have expended during such period in accordance with the operational cash flow included in the Budget and Operating Plan on such matters (the “Transaction Expenses Savings”), and no Cash Adjustment Amount is due to Purchaser under Section 2.9.9, then USDATA shall be entitled to receive the Transaction Expenses Savings, in cash, provided however, that at USDATA’s election an amount of up to $200,000 of the Transactions Expenses Savings may be allocated by issuance to USDATA of Ordinary Shares in an amount equal to such portion of the Transaction Expenses Savings divided by a price per share equal to 150% of the Average Share Price as of the Closing Date and such shares shall be deemed to be Consideration Shares.

2.10.        Adjustment in the event of Recapitalization

2.10.1.     If at any time during the period from the date hereof until the Closing Date, there shall occur with respect to the Purchaser’s Ordinary Shares any reclassification, recapitalization, stock split or combination, exchange, readjustment or stock dividend thereon, the number of Ordinary Shares constituting Consideration Shares, USDATA Consideration Shares and Escrow Consideration Shares shall be proportionately adjusted.

2.10.2.     If at any time during the period from the date hereof until the Closing Date, there shall be a capital reorganization of the Purchaser or a merger or consolidation of the Purchaser with or into another entity, then, as part of such reorganization, merger or consolidation, lawful provision shall be made so that USDATA at the Closing shall be entitled to receive, in lieu of the Consideration Shares, the shares of stock or other securities or property of the Purchaser or of the successor corporation resulting from such merger or consolidation that a holder of Ordinary Shares of the Purchaser is entitled to receive on such capital reorganization, merger or consolidation, as if the Consideration Shares were issued immediately prior to such reorganization, merger or consolidation.

2.11.        Tax Allocation

The purchase price of the Acquired Assets pursuant hereto shall be allocated among the Acquired Assets as of the Closing Date in a manner as set forth by Purchaser, subject to the reasonable review and comment by USDATA, consistent with GAAP.

3.             Representations and Warranties of Sellers

Except as otherwise set forth in the Disclosure Schedule, the Sellers hereby jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as set forth below:

3.1.          Incorporation and Authority of USDATA and its Subsidiaries

3.1.1.       Each Seller is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to own, lease and operate its properties and assets, including the Acquired Assets, as currently, owned, leased or operated, to conduct its business as currently conducted and as currently proposed to be conducted, to perform its obligations hereunder and under the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The Sellers have heretofore made available to the Purchaser complete and correct copies of the respective certificates of incorporation and by-laws, each as amended to date, of each Seller.  Such certificates of incorporation and by-laws are in full force and effect.  Each of USDATA’s Subsidiaries that is not a Seller, is a corporation duly formed and validly existing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, lease and operate its properties and assets as currently, owned, leased, or operated, and to conduct its business as currently conducted and as currently proposed to be conducted. USDATA and each of its Subsidiaries is duly licensed or qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which, because of its business conducted there or the nature of its properties there, it would be required to be so licensed or qualified and in which the failure to be so licensed or qualified would have, either individually or in the aggregate, or would reasonably likely to have a Material Adverse Effect.

3.1.2.       The execution and delivery of this Agreement and all documents, instruments and ancillary agreements hereunder (the “Ancillary Agreements”) by the Sellers, the performance by the Sellers of their obligations hereunder and thereunder and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Sellers, except for approval by the stockholders of USDATA which shall have been obtained no later than the Closing. No other corporate action on the part of the Sellers is necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, except for approval by the stockholders of USDATA which shall have been obtained no later than the Closing through either action by written consent of USDATA’s stockholders or a stockholders meeting of USDATA approving this Agreement and the Ancillary Agreements, in each case by a vote of a majority of the outstanding voting rights in USDATA. No Seller has taken any action or failed to take any action, which action or failure would preclude or prevent any of the Sellers from conducting its business (except for such preclusion or prevention that does not have and is not reasonably likely to have a Material Adverse Effect), performing its obligations hereunder and consummating the transactions contemplated hereby. This Agreement has been, and the Ancillary Agreement to which any Seller is a party shall have been as of the Closing Date, duly executed and delivered by each of the Sellers, and this Agreement constitutes, and such Ancillary Agreements will constitute as of the Closing Date, the legal, valid and binding obligations of each of the Sellers, enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

3.1.3.       Neither USDATA nor any of its Subsidiaries has: (i) received any notice from any applicable Governmental Authority in their respective states of incorporation that its registration may be revoked, stricken or erased; (ii) admitted an inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy, liquidation winding up, stay of proceedings, plan of arrangement or any similar proceeding, or (iii) consented to the appointment of a receiver, liquidator, trustee or special manager for itself or for any substantial part of its properties, or made any determination in respect of the distribution of its assets (the forgoing collectively referred to below as “Bankruptcy Events”). No notice, written or oral, has been received of any Action for, or the intent of any Person to request to seek or pursue, any remedy under or in connection with a Bankruptcy Event and neither Seller is aware of any such intent of any Person.

3.2.          No Conflict

The execution, delivery and performance of this Agreement or any Ancillary Agreement by the Sellers does not and will not (a) violate or conflict with the Certificate of Incorporation, By-laws or any other organizational or charter documents of USDATA or any of its Subsidiaries; (b) conflict with or violate any Law or Governmental Order; (c) except as set forth in Section 3.2 of the Disclosure Schedule, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which USDATA or any of its Subsidiaries is a party or to which any properties of USDATA or any of its Subsidiaries are subject; or (d) except as set forth in Section 3.2 of the Disclosure Schedule, result in the creation of any Lien on any assets held, leased, licensed, owned or used by USDATA or any of its Subsidiaries.

3.3.          Consents and Approvals

Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by each of the Sellers do not, and the performance of this Agreement by any of the Sellers, including, without limitation, transfer and assignment of all the Assets, will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person.

3.4.          Subsidiaries.

3.4.1.       Except as set forth in Section 3.4.1 of the Disclosure Schedule, USDATA does not own, directly or indirectly, beneficially or of record, any capital stock of, or any securities convertible into shares nor rights to acquire any such securities of any company, nor is USDATA a participant, directly or indirectly, in any partnership, trust, joint venture, or other business association.

3.4.2.       Except as set forth in Section 3.4.2 of the Disclosure Schedule, USDATA owns, directly or indirectly, beneficially and of record, all of the issued and outstanding capital stock of each of its Subsidiaries’ shares and all rights thereto free and clear of all Liens. There are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from USDATA or any of its Subsidiaries any of such Subsidiaries’ shares and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of any such Subsidiaries. All issued and outstanding capital stock of any of USDATA’s Subsidiaries was duly authorized, and is validly issued and outstanding, fully paid and non-assessable.

3.4.3.       USDATA has made available to the Purchaser true and correct copies of all the respective certificate of incorporation, articles of incorporation and by-laws or comparable organizational or charter documents of USDATA and each of its Subsidiaries since their respective dates of incorporation and any amendment thereto.  Section 3.4.3 of the Disclosure Schedule sets forth the authorized and issued capital stock of each USDATA Subsidiary.

3.5.          Reports and Financial Statements; No Undisclosed Liabilities.

3.5.1.       USDATA has previously made available to the Purchaser true and complete copies of (a) all annual reports on Form 10-K as filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”) since December 31, 1998, (b) all other reports, including proxy statements, filed by USDATA with the SEC since December 31, 1998, and (c) any registration statements relating to USDATA capital stock declared effective by the SEC since December 31, 1998.  Since December 31, 1998, USDATA has timely filed all reports and filings required to be filed by USDATA under the Exchange Act (the “USDATA Reports”).  The consolidated financial statements of USDATA and its Subsidiaries included in USDATA’s report on Form 10-K for the fiscal year ended December 31, 2002 and reports on Form 10-Q filed subsequent to such Form 10-K were, or (if filed after the date hereof) will be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved and fairly present, or will present, in all material respects the consolidated financial position for USDATA and its Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are, individually or in the aggregate, not material in amount); the USDATA Reports were, or (if filed after the date hereof) will be, prepared in all material respects in accordance with all the requirements of the Securities Act and the Exchange Act and the rules of any stock exchange or trading system on which the shares of USDATA were traded or quoted at such time, as the case may be; and, as of the time of filing or on the date that an amendment or supplement thereto was filed, the USDATA Reports, as amended or supplemented, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5.2.       Neither USDATA nor any of its Subsidiaries has any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, tort, agreement, arrangement, commitment or undertaking or otherwise, which is not either (i) included or reflected in the Signing Date Balance Sheet or in the Budget and Operating Plan, or (ii) is listed in Section 3.5.2 of the Disclosure Schedule. Without limiting the generality of the foregoing, all of the Assumed Liabilities relate solely to the Business and arose out of or were incurred solely in the conduct of the Business.

3.6.          Absence of Certain Changes or Events

Since December 31, 2002, and except as set forth in Section 3.6 of the Disclosure Schedule there has not been:

3.6.1.       any damage, destruction or loss, whether or not covered by insurance to any of the Acquired Assets;

3.6.2.       any material transaction relating to any of the Acquired Assets which was not disclosed in the Disclosure Schedule;

3.6.3.       any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any material contract, agreement, license, or other instrument to which USDATA or any of its Subsidiaries is a party and relating to or affecting the Business, the Assets, or any part thereof;

3.6.4.       any waiver by USDATA and/or any of its Subsidiaries, of a valuable right or of a debt owed to USDATA and/or any of its Subsidiaries and relating to or affecting the Business, the Assets, or any part thereof;

3.6.5.       any satisfaction or discharge of any Lien by USDATA and/or any of its Subsidiaries other than Permitted Liens in the ordinary course of business consistent with past practice;

3.6.6.       any loans made by USDATA and/or any of its Subsidiaries, to any of their employees, officers, or directors or Affiliates other than reasonable travel advances made in the ordinary course of business;

3.6.7.       any transaction conducted between USDATA and/or any of its Subsidiaries, and any of their stockholders or their respective Affiliates;

3.6.8.       any sale, transfer or lease of, other than in the ordinary course of business, or imposition of Lien other than Permitted Liens in the ordinary course of business consistent with past practice, on, any of USDATA’s and/or any of its Subsidiaries’ assets or rights, or any material portion thereof;

3.6.9.       any change in the accounting methods or accounting principles or practices employed by USDATA other than changes required by GAAP and disclosed in writing to Purchaser; or

3.6.10.     any other event or condition of any character which has resulted or could reasonably be expected to result in a Material Adverse Effect, provided that this Section 3.6.10 shall apply only to the period from December 31, 2002 until the date hereof.

3.7.          Absence of Litigation

Except as set forth in Section 3.7 of the Disclosure Schedule, there are no Actions pending or, to the best of the Sellers’ Knowledge, threatened, against USDATA and/or any of its Subsidiaries, or, to the best of the Sellers’ Knowledge, their respective stockholders, directors, officers or employees in their capacity as such, or to which any of the Assets are or may be subject, and, to the best of the Sellers’ Knowledge, there is no valid basis for any such Action.  No default by USDATA or any of its Subsidiaries has occurred and is continuing with respect to any material Governmental Order.

3.8.          Compliance with Laws

None of USDATA and/or any its Subsidiaries, has been or is presently in material violation of any Law or Governmental Order applicable to USDATA or its Subsidiaries, the Business or any Asset except for such violations that do not have a material effect on a material portion of the Assets to be acquired hereunder.

3.9.          Governmental Licenses and Permits

USDATA and each of its Subsidiaries holds all licenses and permits necessary for the operation of the Business as presently conducted and as contemplated to be conducted and is in compliance with the terms of such licenses and permits, except for such failure to comply that does not have and is not reasonably likely to have a Material Adverse Effect. All such licenses and permits are part of the Assets, are valid and in full force and effect, and will remain in full force and effect immediately after the Closing, except for such licenses and permits the failure of which to maintain in full force and effect after the Closing will not have a and is not reasonably likely to have Material Adverse Effect. There are not pending, or to the best of Sellers’ Knowledge, threatened, any proceedings which would reasonably result in the termination or impairment of any such license or permit. Section 3.9 of the Disclosure Schedule contains a list of all such governmental licenses and permits.

3.10.        The Assets

3.10.1.     The Sellers hold good and marketable title to and have valid interests in all of the Acquired Assets free and clear of any and all Liens except for (i) liens for taxes not yet due and payable which are in amounts for which the Sellers have sufficient funds and that do not impose any liability in excess of the Assumed Liabilities, (ii) liens of employees and laborers for current wages not yet due which are in amounts for which the Sellers have sufficient funds and that do not impose any liability in excess of the Assumed Liabilities, and (iii) liens set forth on Section 3.10.1 of the Disclosure Schedule (collectively, “Permitted Liens”).  The sellers are not in default or in breach of any provision which is required to be performed by any of them under any of their leases or licenses and hold a valid ownership, leasehold or licensed interest in the Assets not outright owned by them. The Assets are in good operating condition and repair, reasonable wear and tear excepted, and conform in all material respects with all Applicable Laws.

3.10.2.     USDATA and each of its Subsidiaries enjoy peaceful and quiet usage and possession rights of all of the properties and assets included in the Acquired Assets, both real, personal or tangible, that USDATA and/or any of its Subsidiaries uses or purports to own.

3.10.3.     The Acquired Assets include all assets, rights, properties, licenses and permits, contracts and other benefits that are necessary for the Business as presently conducted and as contemplated to be conducted, and, other than the Acquired Assets there are no other assets, properties or rights owned, used, held, or licensed by any of the Sellers or any third party which are necessary for the Business as presently conducted or as contemplated to be conducted.

3.10.4.     At and as of the Closing, the Purchaser shall have good, valid and marketable title to all of the Acquired Assets, free and clear of any Liens and any adverse claims by any Person, other than Permitted Liens, and to the best of Sellers’ Knowledge, the Purchaser shall have full right and power to the peaceful and quite usage and possession rights of the Acquired Assets so transferred.  To the best of Sellers’ Knowledge, the Purchaser shall be subject to no limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Acquired Assets, whether in the form transferred to it or after modification, except for any such limitation, obligations or restrictions that are created by Purchaser or are derived from agreements to which it is a party.

3.10.5.     All references to the Acquired Assets in this Section 3.10 shall not include the Transferred Intellectual Property.

3.11.        Share Capital

3.11.1.     The authorized and issued capital stock of USDATA is as set forth in Section 3.11.1 of the Disclosure Schedule. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of USDATA are as set forth in USDATA’s certificate of incorporation.  All such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all Applicable Laws.

3.11.2.     Section 3.11.2 of the Disclosure Schedule contains a description of the identity of each holder of record of shares in USDATA holding more than 5% of the issued and outstanding share capital of USDATA, on an as converted basis, and the respective number and class of such shares.  Section 3.11.3 of the Disclosure Schedule sets forth all options and other rights to acquire shares of USDATA.

3.11.3.     Except as set forth in Section 3.11.3 of the Disclosure Schedule: (i) there are no outstanding shareholder loans, preemptive rights, convertible securities, warrants, options, redemption rights or other rights to subscribe for, purchase or acquire from USDATA any share capital of USDATA, or anti dilution rights; and (ii) there are no contracts, rights or binding commitments, written or oral, providing for the issuance of, or the granting of rights to acquire, any capital stock of USDATA or under which USDATA is, or may become, obligated to issue any of its securities.  No stock plan, stock purchase, stock option or other agreement or understanding between USDATA and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidation, sale of stock or assets, change in control or any other transaction by USDATA.

3.11.4.     All issued and outstanding share capital of USDATA has been duly authorized, is validly issued and outstanding, fully paid and non-assessable.  Since its incorporation, USDATA has not declared or paid dividends or any other distribution, whether in cash or in kind, to any of its stockholders.

3.12.        Employee Matters

3.12.1.     Section 3.12.1 of the Disclosure Schedule contains a list of the names of all the Current Employees. Neither USDATA nor any of its Subsidiaries is in default with respect to any of its obligations relating to the salaries or benefits owed to the Current Employees.

3.12.2.     Neither USDATA nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union applicable to the Current Employees.  To the best of Sellers’ Knowledge there are no representation or certification proceedings or petitions seeking a representation or certification proceeding pending or threatened to be brought or filed with any labor relations tribunal involving the Current Employees.

3.12.3.     Except as set forth in Section 3.12.3 of the Disclosure Schedule, here are no grievances, unfair labor practices or employment discrimination charges, complaints or claims of the Current Employees against USDATA or any Subsidiary thereof that is either pending, or, to the best of Sellers’ Knowledge, threatened before any Governmental Entity.

3.12.4.     No Current Employee and no other USDATA Employee is or will be entitled to any compensation, bonus, severance pay or any other benefits or entitlements on account of or resulting from any action taken by USDATA or any of its Subsidiaries in connection with any of the transactions contemplated under the Agreement or on account of or resulting from the termination of any Current Employees or their recruitment by the Purchaser. No Current Employee is or will be entitled to any compensation, bonus, severance pay or any other benefits or entitlements on account of or resulting from termination of employment except (i) as set forth in Section 3.12.4 of the Disclosure Schedule, (ii) rights and benefits provided under Applicable Law but solely to the extent so provided in such Applicable Laws, and (iii) amounts due from USDATA Employee Plans which have been fully funded and will be payable solely by such Employee Plans.

3.12.5.     Section 3.12.5 of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Agreement. USDATA has made available to the Purchaser or its counsel true, complete and correct copies of (i) the most recent plan documents, adoption agreements, summary plan descriptions, and all amendments thereto for each Employee Plan, and (ii) the most recent actuarial and audit reports for each Employee Plan for which such reports are available.

3.12.6.     Except in each case for which non-compliance would not have and would not reasonably be likely to have a Material Adverse Effect each Employee Plan, including plans maintained for the benefit of USDATA Employees outside the United States, has been established and maintained in accordance with its terms and all Applicable Laws and (i) all contributions to each such Employee Plan required through the Closing Date have been and will be made by USDATA or any of its Subsidiaries, (iii) each Employee Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or adequate accruals for each Employee Plan have been made in USDATA’s financial statements in accordance with GAAP, (iii) there are no judicial, regulatory, arbitration or similar proceedings, inquiries, investigations or audits pending, or, to the Sellers’ knowledge, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv) neither USDATA nor any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Employee Plan; (v) each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination opinion, notification or advisory letter with respect to such status from the IRS, and (vi) no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of such Employee Plan.

3.12.7.     No payment or benefit which will or may be made under any Employee Plan or Employee Agreement in connection with the consummation of the transactions contemplated hereby with respect to any Current Employee will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

3.12.8.     All amounts that USDATA or any of its Subsidiaries is legally or contractually required either (i) to deduct from any USDATA Employee’s salary or to transfer to such USDATA Employee’s pension or provident, life insurance, incapacity insurance, continuing education fund or other similar fund or (ii) to withhold from any USDATA Employee’s salary and pay to any Governmental Authority as required by Applicable Laws have, in each case, been duly deducted, transferred, withheld and paid, and neither USDATA nor any of its Subsidiaries have any outstanding obligation to make any such deduction, transfer, withholding or payment.

3.13.        Taxes.

3.13.1.     Except as set forth in Section 3.13.1 of the Disclosure Schedule, USDATA and its Subsidiaries have duly and timely filed all material Tax Returns required to be filed (after taking into account all available extensions) and have timely paid or adequately provided for in accordance with GAAP all Taxes due in respect of the periods covered by such Tax Returns, except, in each case, where the failure so to file, pay or provide would not have and would not be reasonably expected to have a Material Adverse Effect.

3.13.2.     No material penalty, interest or other charge is due or has been asserted in writing, with respect to the late filing of any Tax Return or late payment of any Tax.  No material claim for assessment or collection of Taxes is presently being asserted against USDATA or its Subsidiaries and neither USDATA nor any of its Subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority relating to a material Tax nor to the best of Sellers’ Knowledge has there been any such threatened action, proceeding or investigation.

3.13.3.     Neither USDATA nor any of its Subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

3.14.        Accounts Receivable; Bank Accounts

3.14.1.     Except as set forth in Section 3.14.1 of the Disclosure Schedule, all the accounts receivable included in the Acquired Assets arise from the conduct of the Business, represent sales actually made in the ordinary course of business for goods or services delivered or rendered in bona fide arms length transactions.

3.14.2.     All existing cash, cash equivalents, bank deposits, short terms investments, securities and other balances and accounts in any bank, financial institution or similar institutions of USDATA and its Subsidiaries are set forth in Section 3.14.2 of the Disclosure Schedule.  Section 3.14.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of USDATA or any of its Subsidiaries, including the location and account numbers of all such bank accounts, investment accounts, lock boxes and safe deposit boxes, (ii) the names of all Persons authorized to take action with respect to such bank accounts, investment accounts, lock boxes and safe deposit boxes or who have access thereto, and (iii) the names of all Persons holding general or special powers of attorney from USDATA or any of its Subsidiaries .

3.15.        Environmental Matters

USDATA and each of its Subsidiaries are and have been at all times in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits. There are no Environmental Liabilities pending or, to the best of the Sellers’ Knowledge, threatened relating to the Business or the Assets and to the best of Sellers’ Knowledge there is no basis for any such Environmental Liabilities against USDATA and/or any of its Subsidiaries.

3.16.        Contracts

3.16.1.     Section 3.16.1 of the Disclosure Schedule lists each of the following contracts and agreements to which USDATA, or any of its Subsidiaries are parties or by which they are bound (such contracts being “Material Contracts”):

(i)            each agreement under which any of the Sellers licenses or purchases any Intellectual Property from any third party (other than license agreements relating to third party off-the-shelf software that are available to Purchaser with no additional cost or liability) whether or not such agreement involves any remaining obligations or liabilities of either party;

(ii)           each agreement under which any of the Sellers licenses or sells any Products to any third party and under which any obligations or liabilities of either party are still outstanding or contingent;

(iii)          each agreement for the purchase of Fixtures and Equipment or for the furnishing of services in connection therewith and under which any obligations or liabilities of either party are still outstanding or contingent and which agreement involves a total value of at least $25,000 or remaining payment obligations of Sellers of at least $10,000;

(iv)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, marketing and consulting contracts and agreements relating to the Business under which any obligations or liabilities of either party are still outstanding or contingent;

(v)           all OEM, joint development and similar agreements concerning development of products or integration of products with other applications, systems or products, in each case, relating to the Business and under which any obligations or liabilities of either party are still outstanding or contingent;

(vi)          all agreements relating to indebtedness for money borrowed of or to USDATA and/or any of its Subsidiaries under which any obligations or liabilities of either party are still outstanding or contingent;

(vii)         all agreements between or among USDATA and/or any of its Subsidiaries on the one hand, and any of their respective Affiliates (other than such Affiliates constituting USDATA and any of its Subsidiaries), on the other hand under which any obligations or liabilities of either party are still outstanding or contingent;

(viii)        all non-compete or other agreements restricting USDATA and/or any of its Subsidiaries with respect to any future activity or operations;

(ix)           (a) all contracts and agreements which include a provision for their termination or any change of any term thereof as a result of a change in control event, or a sale of all or any of the assets of USDATA or any of its Subsidiaries, and (b) all contracts and agreements which include a provision for their termination or any change of any term thereof as a result of their assignment.

(x)            any other material agreement related to the Transferred Intellectual Property, any other Acquired Asset, or the Business.

3.16.2.     Copies of all the Material Contracts have been delivered to the Purchaser. All of the Material Contracts are valid and in full force and effect, neither USDATA nor any of its Subsidiaries are in default of any such Material Contract and there is no event that, with notice or lapse of time or both, would constitute a material default by USDATA or any such Subsidiary under any Material Contract, and, to the best of Sellers’ Knowledge, there does not exist any material default by any other party under any Material Contract or any event that, with notice or lapse of time or both, would constitute a material default by any such other party under any Material Contract. Neither USDATA, nor any of its Subsidiaries has received any notice that any party to any Material Contract intends to cancel or terminate such Material Contract or to exercise or not exercise options or rights under such Material Contract. All liabilities and obligations of USDATA and/or any of its Subsidiaries to be paid or performed on or before the Closing Date under the Material Contracts have been, or will have been on the Closing Date, duly paid in full or performed, except for liabilities and obligations constituting Assumed Liabilities.

3.16.3.     Exhibit 3.16.3 hereto contains the standard forms of customer license agreements of USDATA and each of its Subsidiaries for the Products.

3.17.        Brokers

No broker, finder, investment banker, or any other third party is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers.

3.18.        Intellectual Property

3.18.1.     Section 3.18.1 of the Disclosure Schedule lists all Trademarks, Patents and registered Copyrights, owned or held by USDATA or any of its Subsidiaries with any applications relating thereto, which are related directly or indirectly, in whole or in part to the Business.  Except for the Intellectual Property listed in Section 3.18.1 of the Disclosure Schedule and all other Transferred Intellectual Property, no other Intellectual Property is, to Sellers’ best Knowledge, necessary for use in the Business as presently conducted and as proposed to be conducted, except for Intellectual Property which is necessary for new products which are contemplated to be developed by Sellers but have not yet been developed. Neither USDATA nor any of its Subsidiaries has received, and to the best of Sellers’ Knowledge there are no, injunctions or Actions from any Governmental Authorities or from any other Person, in each case, in respect of the Transferred Intellectual Property, nor in respect of any Actions for any third party rights in such Transferred Intellectual Property. All the Transferred Intellectual Property is owned by the Sellers, except that with respect to Transferred Intellectual Property that is subject to Third Party Licenses, the Sellers have the right to use the Transferred Intellectual Property free and clear of all Liens, subject to the terms of such Third Party Licenses.

3.18.2.     All rights, title and interests of the Sellers in or related to the Transferred Intellectual Property are owned by the Sellers, and, to the Sellers’ best Knowledge, are in full force and effect, and, to the Sellers’ best Knowledge, the Sellers have the unrestricted right to use, hold, dispose and exploit all the Transferred Intellectual Property free and clear of any Liens, except for the restrictions included in any Third Party License

Agreements. The consummation of the transactions contemplated in this Agreement will not alter or impair any such rights, title and interest and shall not result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any Transferred Intellectual Property which is subject to a Third Party License Agreement. No claims or Actions have been asserted against USDATA or any of its Subsidiaries (and the Sellers are not aware of any claims which are likely to be asserted against USDATA or any of its Subsidiaries or which have been asserted against others) by any Person challenging the Sellers’ use or disposition of the Transferred Intellectual Property or challenging or questioning the validity or effectiveness of any of the Transferred Intellectual Property. To Sellers’ best Knowledge, none of the Products nor the use by the Sellers of any of the Transferred Intellectual Property nor the transfer of the Transferred Intellectual Property hereunder or license of the Excluded Patents under Section 5.15 or, if applicable, Section 2.1, or their use by the Purchaser or any customer using the Products, infringes or will infringe on the right of, constitutes or will constitute misappropriation of, or violates or will violate in any other way, any Intellectual Property rights or any other rights of any Person.

3.18.3.     Except as listed in Section 3.18.3 of the Disclosure Schedule, all licenses related to or used in connection with the Business are and shall remain in full force and effect as of the Closing Date and thereafter, subject to the same terms and conditions of the Third Party License Agreements.

3.18.4.     Except as listed in Section 3.18.4 of the Disclosure Schedule, all Transferred Intellectual Property, other than Transferred Intellectual Property which is subject to Third Party License Agreements, were (a) developed exclusively by the Sellers and/or by employees of the Sellers without the assistance of any third party or entity, pursuant to customary inventions assignment agreements assigning all rights with respect thereto to the Sellers or any of them, (b) created by third parties who assigned ownership of their rights to USDATA pursuant to customary confidentiality and invention assignment agreements to the Sellers or any of them or (c) assigned to the Sellers or any of them pursuant to specific assignment agreements.

3.18.5.     Except as disclosed in Section 3.18.5 of the Disclosure Schedule, neither USDATA nor any of its Subsidiaries is subject to any Governmental Order or has entered into or is a party to any contract which restricts or impairs the use of any such Transferred Intellectual Property or that grants to any third party any rights to use, exploit or benefit from any such Transferred Intellectual Property, except for licenses to customers relating to Products in the ordinary course of business.

3.18.6.     Except as disclosed in Section 3.18.6 of the Disclosure Schedule, each person employed by USDATA and/or any of its Subsidiaries (excluding eMake Corporation and eMake Solutions, Inc.) (including consultants and independent contractors) during the four-year period ending on the date hereof and each other Person having access during such period to confidential information of USDATA and/or any of its Subsidiaries and/or to the Transferred Intellectual Property, has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to the Purchaser or its representatives; provided, that, with respect to the first year in such four-year period, the foregoing statement shall not apply to consultants and independent contractors. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of USDATA or any of its

Subsidiaries, as the case may be, and, to Sellers’ best Knowledge, such Person, enforceable in accordance with their respective terms. To the Sellers’ Knowledge, neither the execution or delivery of such agreements, nor the carrying on of the Business by such employees conflicts with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract covenant or instrument under which any of such Persons is obligated. In addition, each Current Employee has signed, or as of the Closing shall have signed, an assignment agreement with respect to any Intellectual Property developed or created while in the employ of USDATA or any of its Subsidiaries assigning all rights with respect thereto to the Sellers or any of them.

3.18.7.     All Sellers’ Trademark registrations are currently in compliance in all material respects with all legal requirements (including, where applicable, the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Trademark in question.  No registered Trademark of Sellers has been or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office or other applicable Governmental Authority. To the Sellers’ Knowledge, there has been no prior use of any Trademark of Sellers by any third party that confers upon such third party superior rights in any such Trademark.

3.18.8.     All Patents of Sellers are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of such patent in question. No Patent of Sellers has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the United States Patent and Trademark Office or other applicable Governmental Authority.  To the best of Sellers’ Knowledge, no such action has been threatened in writing.  To the best of Sellers’ Knowledge, there is no patent or patent application of any Person that conflicts in any material respect with any Patent of Sellers or invalidates any claim the Sellers have in any Patent.

3.18.9.     USDATA and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to protect their rights in confidential information and trade secrets. Except under confidentiality obligations, to the Sellers’ Knowledge there has been no disclosure by USDATA or any Subsidiary of material confidential information or trade secrets relating to the Transferred Intellectual Property.

3.19.        Insider Interests

No officer, director or stockholder of USDATA or of any of its Subsidiaries, or any of the respective Affiliates or family members of any such persons or entities has, either directly or indirectly: (a) any interest in any property or asset, real or personal, tangible or intangible, including without limitation, Intellectual Property, used in or pertaining to the Business; (b) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by USDATA and/or any of its Subsidiaries, (c) purchases from or sells or furnishes to USDATA and/or any of its Subsidiaries any goods or services, or (d) a beneficial interest in any contract or agreement to which USDATA or any of its Subsidiaries is a party or by which it, the Assets, or the Business may be bound or affected. There are no existing arrangements or proposed transactions between USDATA or any of its Subsidiaries and their respective officers, directors, or shareholders, or any Affiliate or family member or associate of any such Person, nor any indebtedness by USDATA or any of its Subsidiaries to any of the foregoing.

3.20.        Customers and Suppliers

As of the date hereof, except as set forth in Section 3.20 of the Disclosure Schedule to the best of Sellers’ Knowledge, there has not been any material adverse change and no Seller reasonably expects any material adverse change in the business relationship of USDATA or any of its Subsidiaries with any material customer, distributor, supplier, licensor, partner, agent or consultant of the Business in the next 12 months, and neither USDATA nor any of its Subsidiaries is engaged in any material dispute with any of the material customers, distributors, suppliers, licensors, partners, agents or consultants of the Business.

3.21.        Insurance

The insurable properties relating to the Assets, the Business or the conduct of the Business by USDATA and its Subsidiaries, are insured by financially sound and reputable insurers and all insurance policies relating to such coverage have been provided to the Purchaser. All insurance policies by which any or all of the Acquired Assets are covered are set forth in Section 3.21 of the Disclosure Schedule and all such policies are in full force and effect, all premiums with respect thereto have been duly paid and USDATA is not aware of any reason that such policies shall not be extended on similar terms upon their expiration. Since January 1, 2000, no material claim by USDATA or its Subsidiaries for coverage under any such policies (or any predecessor policies) has been denied.

3.22.        Truthfulness.

No representation or warranty of any of the Sellers in this Agreement (including the Schedules) by or on behalf of any of the Sellers in connection with the transactions contemplated hereby contains or, at the Closing Date, will contain, any untrue statement of a material fact or omits or will, at the Closing Date, omit, to state a material fact necessary in order to make the statements contained herein or therein not misleading.  The Sellers have disclosed to the Purchaser all information concerning USDATA, its Subsidiaries, the Business and the Assets, that USDATA would have been required to disclose in a Form 8-K (other than item 12) under the Exchange Act had it been subject to the requirement to file such Form 8-K until the Closing Date.

3.23.        Accredited Investor Representations

3.23.1.     USDATA is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act, as presently in effect.  USDATA is capable of evaluating the merits and risks of its investment in the Purchaser and has the capacity to protect USDATA’s own interests.

3.23.2.     USDATA is acquiring the Consideration Shares for investment for USDATA’s own account, not as a nominee or agent, and not with the view to, or for resale or distribution thereof.  USDATA has no present intention of selling, granting any participation in, or otherwise distributing said Consideration Shares, except that in connection with the contemplated dissolution of USDATA, USDATA intends to distribute the Consideration Shares to its stockholders in compliance with all Applicable Laws.  USDATA understands that the Consideration Shares to be purchased have not been, and will not be, registered under the Securities Act by reason of specific exemptions from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of USDATA’s representations as expressed herein.  USDATA represents and undertakes that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer, or grant participation to any such Person, with respect to any Consideration Shares, however, it is contemplated that USDATA will distribute the Consideration Shares to its stockholders in connection with the dissolution of USDATA.

3.23.3.     USDATA acknowledges that the Consideration Shares are characterized as “restricted securities” under the U.S. federal securities laws and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  USDATA is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Purchaser, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

3.24.        Certain Due Diligence Materials.

3.24.1.     The information included in the documents set forth as Exhibit 3.24.1 hereto is accurate in all material respects.

3.24.2.     The information included in the document set forth as Exhibit 3.24.2 hereto describes certain plans and objectives with respect to the business of USDATA.  Such plans and objectives were prepared by USDATA in good faith and represented the reasonable beliefs of management as of March 5, 2003.  USDATA makes no representation or warranty as to the current reasonableness or achievability of such plans and objectives.

3.24.3.     The document set forth as Exhibit 3.24.3 was prepared by USDATA internally, consistent with USDATA’s past practices for preparation of information of the type included in such document, to assist in the management of USDATA’s business and was not modified by USDATA for delivery to Purchaser in connection with the transactions contemplated hereby.  USDATA makes no representation or warranty as to the accuracy of any information contained in Exhibit 3.24.3.

4.             Representations and Warranties of the Purchaser

The Purchaser, and with respect to Sections 4.1, 4.2 and 4.3, the Purchasing Subsidiary, represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

4.1.          Incorporation and Authority of the Purchaser

4.1.1.       Each of Purchaser and Purchasing Subsidiary is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to own, lease and operate its properties and assets, to conduct its business as currently conducted and as proposed to be conducted, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Purchaser has heretofore made available to USDATA a complete and correct copy of the Memorandum of Association and Articles of Association, each as amended to date, of the Purchaser.  Such Memorandum of Association and Articles of Association are in full force and effect.

4.1.2.       The execution and delivery of this Agreement and all the Ancillary Agreements by the Purchaser and Purchasing Subsidiary, the performance by the Purchaser and Purchasing Subsidiary of its obligations hereunder and thereunder and the consummation by the Purchaser and Purchasing Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser and Purchasing Subsidiary. No other corporate or shareholders proceedings or action on the part of the Purchaser and Purchasing Subsidiary is necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. Each of the Purchaser and Purchasing Subsidiary has not taken any action or failed to take any action, which action or failure would preclude or prevent the Purchaser or Purchasing Subsidiary, as the case may be, from conducting its business, performing its obligations hereunder and consummating the transactions contemplated hereby. This Agreement has been, and the Ancillary Agreements shall have been as of Closing Date, duly executed and delivered by the Purchaser or Purchasing Subsidiary, as the case may be, and this Agreement constitutes, and the Ancillary Agreements shall constitute as of the Closing Date, the legal, valid and binding obligation of the Purchaser and Purchasing Subsidiary, as the case may be, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

4.2.          No Conflict

The execution, delivery and performance of this Agreement or the Ancillary Agreements by the Purchaser and Purchasing Subsidiary, as the case may be, does not and will not (a) violate or conflict with the Memorandum of Association and Articles of Association of the Purchaser or the Purchasing Subsidiary, as the case may be; (b) except as set forth in Section 4.2 of the Purchaser Disclosure Schedule, conflict with or violate any Law or Governmental Order; (c) except as set forth in Section 4.2 of the Purchaser Disclosure Schedule, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Purchaser or the Purchasing Subsidiary, as the case may be, is a party or to which any properties of the Purchaser or the Purchasing Subsidiary are subject; or (d) result in the creation of any Lien on any assets held, leased, licensed, owned or used by the Purchaser or the Purchasing Subsidiary.

4.3.          Consents and Approvals

Except as set forth in Section 4.3 of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser and the Purchasing Subsidiary do not, and the performance of this Agreement by the Purchaser and the Purchasing Subsidiary, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person.

4.4.          Brokers

No Broker, finder, investment banker, or any other third party is entitled to a fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

4.5.          Reports and Financial Statements.

4.5.1.       The Purchaser has previously made available to USDATA true and complete copies of (a) all annual reports filed with the SEC pursuant to the Exchange Act since December 31, 1998, (b) all other reports, filed with the SEC since December 31, 1998, and (c) any registration statements declared effective by the SEC since December 31, 1998.  Since December 31, 1998, the Purchaser has timely filed all reports and filings required to be filed by Purchaser under the Exchange Act (the “Purchaser Reports”). The consolidated financial statements of Purchaser and its Subsidiaries included in the Purchaser’s most recent report on Form 20-F and any other reports filed with the SEC by Purchaser subsequent thereto were, or (if filed after the date hereof) will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present, or will present, the consolidated financial position for the Purchaser and its Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements and for normal year-end adjustments which are, individually or in the aggregate, not material in amount); the Purchaser Reports were or (if filed after the date hereof) will be, prepared in all material respects in accordance with all the requirements of the Securities Act and the Exchange Act and the rules of any stock exchange or trading system on which the shares of the Purchaser were traded or quoted at such time, as the case may be; and, as of the time of filing or on the date that an amendment or supplement thereto was filed, the Purchaser Reports, as amended or supplemented, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Purchaser has delivered to USDATA true, correct and complete (except for normal year-end adjustments which are, individually or in the aggregate, not material in amount) draft consolidated, non audited and non reviewed balance sheet and statement of profit and loss of the Purchaser for the six months ended June 30, 2003.

4.5.2.       The Purchaser does not have any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, tort, agreement, arrangement, commitment or undertaking or otherwise, which is not either (i) included or reflected in Purchaser’s draft June 30 balance sheet referred to in the last sentence of Section 4.5.1, (ii) was incurred in the ordinary course of the Purchaser’s business consistent with past practice, or (iii) is listed in Section 4.5.2 of the Purchaser Disclosure Schedule.

4.6.          Issuance of Consideration Shares

The Consideration Shares, when issued and allotted at the Closing in accordance with this Agreement will be duly authorized, validly issued, fully paid, non-assessable, and free of any pre-emptive rights, and will have the rights, preferences, privileges, and restrictions set forth in the Articles of Association of the Purchaser as in effect from time to time, and will be free and clear of any Liens, except as set forth in this Agreement or in the Articles of Association of the Purchaser.

4.7.          Share Capital

4.7.1.       The authorized and issued share capital of the Purchaser is as set forth in Section 4.7.1 of the Purchaser Disclosure Schedule.  The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Ordinary Shares are as set forth in Purchaser’s Articles of Association.  All such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all Applicable Laws.

4.7.2.       The Purchaser’s annual report on form 20-F for the year ended December 31, 2002 (the “2002 Annual Report”) contains a description of the identity, to the best knowledge of the Purchaser, of each holder of record of shares in Purchaser holding more than 5% of the issued and outstanding share capital of Purchaser, on an as-converted basis, and the respective number and class of such shares as of the date set forth in the 2002 Annual Report.  The 2002 Annual Report and Section 4.7.2 of the Purchaser Disclosure Schedule set forth all options and other rights to acquire shares of Purchaser as of the dates set forth in the 2002 Annual Report and, with respect to Section 4.7.2 of the Purchaser Disclosure Schedule as of the date hereof.  Except as set forth in Section 4.7.2 of the Purchaser Disclosure Schedule, there has been no material change in the number or terms of such options and other rights to acquire shares of Purchaser since the dates as of which such information is provided in the 2002 Annual Report, except for grants of employee stock options in the ordinary course of business.

4.7.3.       Except as set forth in the 2002 Annual Report, in Section 4.7.2 of the Purchaser Disclosure Schedule, and except for employee stock options granted by Purchaser in the ordinary course of business since the dates as of which information on the employee stock options is provided in the 2002 Annual Report (i) there are no outstanding shareholder loans, preemptive rights, convertible securities, warrants, options, or other rights to subscribe for, purchase or acquire from the Purchaser any share capital of the Purchaser; and (ii) there are no contracts, rights or binding commitments, written or oral, providing for the issuance of, or the granting of rights to acquire, any share capital of the Purchaser or under which the Purchaser is, or may become, obligated to issue any of its securities.

4.7.4.       All issued and outstanding share capital of the Purchaser has been duly authorized, is validly issued and outstanding, fully paid and non-assessable.

4.8.          Absence of Certain Changes or Events

Since December 31, 2002, except as set forth in the 2002 Annual Report or otherwise publicly disclosed through a press release or similar publication, the Purchaser and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since December 31, 2002, except as set forth in the 2002 Annual Report, Section 4.7.2 of the Purchaser Disclosure Schedule, or otherwise publicly disclosed through a press release or similar publication, there has not been (a) any event or events having, individually or in the aggregate, a Purchaser Material Adverse Effect, provided that this Section 4.8(a) shall apply only to the period from December 31, 2002 until the date hereof; (b) any declaration, setting aside or payment of any dividend or distribution in respect of any share capital of the Purchaser or any redemption, purchase or other acquisition of any of its securities; (c) any material transaction conducted between the Purchaser, and any of its shareholders, officers, employees or Affiliates (except for inter-company transactions); or (e) any change in the accounting methods or accounting principles or practices employed by the Purchaser other than changes required by GAAP and disclosed to USDATA.  In addition, since the date of filing of the 2002 Annual Report until the date of this Agreement, to Purchaser’s best knowledge, there has been no fundamental and material adverse change in the relationships of Purchaser with its customers and suppliers, as a whole.

4.9.          Absence of Litigation

Except as set forth in Section 4.9 of the Purchaser Disclosure Schedule and in the 2002 Annual Report, there are no Actions pending or, to the best of the Purchaser’s knowledge, threatened, against Purchaser or any of its Subsidiaries, or, to the best of the Purchaser’s knowledge, their respective stockholders, directors, officers or employees in their capacity as such, which, if determined adversely to the Purchaser or any of it Subsidiaries, would result in a Purchaser Material Adverse Effect and, to the best of the Purchaser’s knowledge, there is no valid basis for any such Action.

4.10.        Compliance with Laws

Purchaser has not been and is not presently in material violation of any Applicable Law or Governmental Order applicable to Purchaser or any of its Subsidiaries, except for such non-compliance that do not have and are not reasonably likely to have a Purchaser Material Adverse Effect.

4.11.        Governmental Licenses and Permits

Purchaser holds all licenses and permits necessary for the operation of its business as presently conducted and as currently proposed to be conducted and is in compliance with the terms of such licenses and permits, except for such licenses and permits the absence of which or failures to comply that do not have, a Purchaser Material Adverse Effect. There are not pending, or to the best knowledge of Purchaser, threatened, any proceedings which could result in the termination or impairment of any such license or permit, except for such termination or impairment that is not reasonably likely to have a Purchaser Material Adverse Effect.

4.12.        Property and Leases

Purchaser has sufficient title to, or right of use in, all its properties and assets with only such exceptions as would not have a Purchaser Material Adverse Effect.

4.13.        Intellectual Property.

Neither the Purchaser nor any of its Subsidiaries has received, and to the best of the Purchaser’s knowledge there are no, injunctions or Actions from any Governmental Authorities or from any other Person, in each case, in respect of the any Intellectual Property material to the Purchaser’s business (the “Purchaser Intellectual Property”), nor in respect of any Actions for any third party rights in the Purchaser Intellectual Property. All the Purchaser Intellectual Property is owned by the Purchaser or its Subsidiaries or the Purchaser or its Subsidiaries have the right to use the Purchaser Intellectual Property.  Except as referred to in the 2002 Annual Report, all rights, title and interests of the Purchaser in or related to the Purchaser Intellectual Property owned by the Purchaser, to the best of the Purchaser’s knowledge, are in full force and effect and the Purchaser or its Subsidiaries have, to the Purchaser’s best knowledge, the unrestricted right to use, hold, dispose and exploit all the Purchaser Intellectual Property owned by the Purchaser free and clear of any Liens. To the Purchaser’s best knowledge and except as set forth in Section 4.13 of the Purchaser Disclosure Schedule, the consummation of the transactions contemplated in this Agreement will not alter or impair any such rights.  No claims or Actions have been asserted against the Purchaser or any of its Subsidiaries (and Purchaser is not aware of any claims which are likely to be asserted against the Purchaser or any of its Subsidiaries or which have been asserted against others) by any Person challenging use or disposition by the Purchaser or its Subsidiaries of the Purchaser Intellectual Property or challenging or questioning the validity or effectiveness of any of the Purchaser Intellectual Property owned by the Purchaser except to the extent that does not result in a Purchaser Material Adverse Change. To the best of the Purchaser’s knowledge, none of the use by the Purchaser or its Subsidiaries of any of the Purchaser Intellectual Property infringes or will infringe on the right of, any Intellectual Property rights of any Person except to the extent that does not result in a Purchaser Material Adverse Change.

4.14.        Environmental Matters

Purchaser and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits, except for failure to comply or failure to hold such permits that does not and is not reasonably expected to have a Purchaser Material Adverse Effect. There are no Environmental Liabilities pending or, to the best of the Purchaser’s knowledge, threatened relating to the Purchaser, except for such liabilities that do not and are not reasonably expected to have a Purchaser Material Adverse Effect.

4.15.        Tax Matters.

Currently, Purchaser has no plan or intention to (i) dispose of the stock of the Purchasing Subsidiary within the meaning of Treasury Regulation Section 1.367(a)-8(e)(1) or Treasury Regulation Section 1.367(a)-8(e)(2) or (ii) dispose of substantially all of the Acquired Assets within the meaning of Treasury Regulation Section 1.367(a)-8(e)(3).

4.16.        Truthfulness.

No representation or warranty of the Purchaser or the Purchasing Subsidiary in this Agreement (including the Purchaser Disclosure Schedule) contains or, at the Closing Date, will contain, any untrue statement of a material fact or omits or will, at the Closing Date, omit, to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.             Covenants

5.1.          Operation of the Business for the Benefit of Purchaser

From the date hereof until the Closing Date, the Sellers shall operate the Business (i) exclusively, to the extent possible and permitted by Applicable Law, for the benefit of the Purchaser and (ii) in accordance with the provisions of the Budget and Operating Plan and Section 5.2. In furtherance of the foregoing, all profits (losses) resulting from the Assets from the date hereof shall be for the benefit (expense) of the Purchaser. Notwithstanding the foregoing, if this Agreement is terminated prior to Closing, any profits (losses) resulting from the Assets from the date hereof shall be for the benefit (expense) of the Sellers.

5.2.          Conduct of Business

Each of the Sellers hereby covenants that from the date hereof until the Closing, and except as contemplated by this Agreement or expressly consented to by the Purchaser, each Seller will and will cause its respective Subsidiaries that are involved in the Business or that own any Acquired

Assets to conduct the Business in the ordinary course consistent with past practice, and with respect to incurring any expense, cost or liability solely in accordance with and as permitted under the Budget and Operating Plan, and use their reasonable best efforts to preserve intact the Assets and the Business as conducted as of the date hereof.  Without limiting the generality of the foregoing, from the date hereof and until the Closing Date each Seller will, and will cause its respective Subsidiaries that are involved in the Business, with respect to the Business and the Acquired Assets, not to take any action or omit to take an action if such action or omission is not in the ordinary course and consistent with past practice, and with respect to incurring any expense, cost or liability, not permitted under or inconsistent with the Budget and Operating Plan, and, without the express prior written consent of the Purchaser, to:

5.2.1.       maintain the Acquired Assets and properties of the Business in reasonably good working order and condition, ordinary wear and tear excepted;

5.2.2.       maintain insurance of the Acquired Assets and the properties of the Business in such amounts and of such kinds as are comparable to those in effect on the date of this Agreement;

5.2.3.       use its reasonable best efforts to keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice), the services of the Current Employees;

5.2.4.       use its reasonable best efforts to preserve the current advantageous relationships with Persons having business dealings with the Business, including under all the Acquired Contracts;

5.2.5.       maintain its Business Information, comply in all material respects with all Laws and contractual obligations applicable to the Acquired Assets or the Business and perform all of its material obligations relating to the Business;

5.2.6.       not, except as required by the terms of employment contracts entered into prior to the date hereof and disclosed in the Disclosure Schedule make any increase in the salary, wages or other compensation of any Current Employee;

5.2.7.       not adopt, enter into or modify (except for termination or amendment that does not create any liability or obligation to or that may be assumed by Purchaser) the terms of any Employee Plan, except to the extent required by Applicable Law;

5.2.8.       not modify or change any Acquired Contract or any other agreements relating to the Business, or enter into any new contract or agreement relating to the Business or the Assets other than in accordance with the Budget and Operating Plan;

5.2.9.       not make, or enter into commitments to make, capital expenditures or any operating or non-operating expenses or undertake any liabilities or obligations, other than in accordance with the Budget and Operating Plan and in the amounts set forth therein;

5.2.10.     not sell, transfer, or otherwise dispose of or voluntarily encumber any fixed asset of the Business, other than dispositions of fixed assets in accordance with the Budget and Operating Plan;

5.2.11.     not sell, transfer, license or otherwise dispose of, any Intellectual Property, except for licenses to customers in the ordinary course of business consistent with past practice provided that the financial liabilities and expenses under such licenses are permitted and provided for in the Budget and Operating Plan;

5.2.12.     not settle any lawsuit or claim if such settlements of lawsuits and claims impose any continuing liability or non-monetary obligation on the Business or any of the Assets or if such settlement payments (net of any insurance recoveries) exceed the reserves therefor set forth in the Signing Date Balance Sheet;

5.2.13.     not enter into or agree to enter into any employment agreement or collective bargaining agreement for the benefit of the Current Employees or amend or modify or agree to amend or modify any existing employment or collective bargaining agreement for the benefit of the Current Employees;

5.2.14.     not make any changes in the Sellers’ accounting methods, practices or procedures as they relate to the Business (except as required by GAAP and approved by the Sellers’ independent accountants);

5.2.15.     not make any changes in the Sellers’ methods, practices or procedures relating to accounts receivable, accounts payable or credit policies of the Business (including without limitation extending its trade receivables or making any changes to its receivables write-off policies or changing its payables cycle policies);

5.2.16.     not make any material changes in its marketing programs, sales promotion, pricing policies or product lines relating to the Products or the Business;

5.2.17.     otherwise take any action or engage in any transaction which would render any representation or warranty of any Seller inaccurate in any material respect as of the date hereof or as of the Closing Date;

5.2.18.     not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; and

5.2.19.     not enter into any agreement to do or engage in any of the foregoing.

Notwithstanding the provisions of this Section 5.2, USDATA may (i) enter into agreements to engage professional advisors as preparation for the dissolution of USDATA to be effected after Closing, provided that such agreements do not affect and are not related to any of the Acquired Assets and provided further that all costs and expenses with respect thereto are not included in the Assumed Liabilities and are deemed to be Excluded Liabilities payable solely out of the Retained Cash, (ii) immediately prior to the Closing cause a merger of USDATA with any of its Subsidiaries, with USDATA being the surviving corporation, or perform any other internal restructuring in order to qualify the Asset Purchase as a tax-free reorganization, in each case, provided that with respect to such merger USDATA succeeds all the assets and liabilities of such merged Subsidiaries and, provided further that any such merger or other internal restructuring does not affect any of the Acquired Assets, and provided further that all costs and expenses with respect thereto are not included in the Assumed Liabilities and are deemed to be Excluded Liabilities payable solely out of the Retained Cash.

5.3.          Conduct of the Purchaser

Purchaser hereby covenants that from the date hereof until the Closing Date, and except as expressly consented to by USDATA, the Purchaser will not declare or pay dividends, or any other distribution, whether in cash, capital stock or in kind, to any of its shareholders, other than distribution of bonus shares with respect to all outstanding Ordinary Shares of Purchaser or in connection with a recapitalization or reclassification with respect to which adjustment is made to the Consideration Shares pursuant to Section 2.10 hereof.

5.4.          Access to Information

From and after the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated, the Sellers will and will cause their officers, employees, representatives and auditors (i) afford the Purchaser and its representatives reasonable access to all of its offices and other facilities and properties, (ii) permit the Purchaser to make such inspections thereof as it may reasonably request, and (iii) furnish the Purchaser with such financial and operating data and other information as it may from time to time reasonably request, and (iv) make the Current Employees available to the Purchaser for such consultation as it may from time to time reasonably request. In furtherance of the foregoing, the Sellers shall provide Purchaser and its representatives reasonable access to the Business Information and authorize its independent accountants and auditors, and otherwise use its reasonable best efforts to cause such independent accountants and auditors to, provide access to their work papers and documents concerning the Sellers, the Assets and the Business. All information obtained by or on behalf of the Purchaser pursuant to this Section 5.4 shall be kept confidential in accordance with the provisions of the Non Disclosure Agreement, dated March 20, 2003, between USDATA and Purchaser (the “NDA”), subject to the provisions of Section 5.8.1 below.  All access and inspections of the Purchaser shall be made and conducted in a manner not to interfere unreasonably with the Sellers’ operation of the Business.

5.5.          Use of Name.

As of the Closing, the Purchaser shall be entitled to fully use any name related to the Products to be chosen by the Purchaser, and USDATA and its Subsidiaries shall take all action and execute any consent reasonably required in order to give effect to the foregoing. From the Closing Date and thereafter neither USDATA nor any of its Subsidiaries shall use the name of the Sellers for any commercial purpose, except for any actions taken in connection with the winding up of USDATA’s and its Subsidiaries activities and any actions taken in connection with the Excluded Assets, provided that additional names or words determined by USDATA are added to the name USDATA that are reasonably sufficient to distinguish between the Business and such use of the name USDATA.

5.6.          Non-Compete

5.6.1.       In order that the Purchaser may have and enjoy the full benefit of the Acquired Assets, USDATA, each of its Subsidiaries and each transferee or successor in interest of the Excluded Patents shall not, directly or indirectly, from the Closing Date hereof until the expiration of 60 (sixty) months after the Closing (the “Non-Compete Period”): (i) own, manage operate, finance, join, control or participate in the ownership, management, financing, operation, business or control of or otherwise be involved in any way in any business or Person anywhere in the world that at any time during the Non-Compete Period: (a) engages in the developing, producing, offering, distributing, selling or supporting of products or services similar to, or directly or indirectly competitive with, the Products and services that are included in the Business, as conducted and as proposed to be conducted; (b) engages in any activity concerning Intellectual Property that is competitive with the Transferred Intellectual Property or any other technology developed or contemplated to be developed by the Purchaser during the Non-Compete Period, in each case, which are directly or indirectly related to, derived from, on the basis of, or resulting from, directly or indirectly, the Transferred Intellectual Property; or (c) is otherwise directly or indirectly competing with the Purchaser or any of its Subsidiaries; or (ii) initiate or maintain any contact with any Person associated with USDATA or any of its Subsidiaries in the past and/or the present regarding all matters relating to the Acquired Assets in a manner that interferes with the use of the Acquired Assets by Purchaser after Closing.  The Sellers acknowledge that the consideration received by the Sellers hereunder is paid in consideration, in part, for the non-compete obligations hereunder and that in light of the nature of this transaction, the interest that the Sellers have in the success of the Purchaser and the critical significance of the non-compete covenant to the Purchaser’s business and to its willingness to enter into this Agreement and issue the Consideration Shares, the non-compete covenant is reasonable and fair in the circumstances.

5.6.2.       As part of this non-compete obligation, USDATA and each of its Subsidiaries will refrain from filing, directly or indirectly, any Patent application or obtaining any Intellectual Property rights in connection with the Transferred Intellectual Property or the Business.

5.6.3.       Notwithstanding anything to the contrary set forth herein, this Section 5.6 shall not prevent the Sellers from pursuing legal proceedings and licensing arrangements based on alleged violations of the Excluded Patents by third parties to the extent provided under Section 5.15 below.

5.7.          No Solicitation.

5.7.1.       Neither USDATA, nor any of its Subsidiaries, any stockholder, director, officer, employee, representative or agent of USDATA, any of its Subsidiaries, shall directly or indirectly, continue any current or prior discussions or negotiations with respect to, or solicit (including by way of furnishing information) any inquiries or the making of any proposal by any person or entity with respect to USDATA or any of its Subsidiaries that constitutes or could reasonably be expected to lead to any acquisition or purchase, grant of exclusive license or a similar right or other disposition of, a substantial amount of assets of, or any equity interest in USDATA, or any merger, consolidation, business combination, amalgamation, recapitalization or similar transaction involving USDATA, any of its Subsidiaries or a substantial portion of the Assets (each, an “Acquisition Proposal”).  USDATA shall not (a) approve, endorse or recommend any Acquisition Proposal, or enter into any letter of intent or similar document or any agreement or contract for, contemplating or otherwise relating to, any Acquisition Proposal, or (b) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by the Board of Directors of USDATA (the “Board”) or any such committee of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, prior to the approval of this Agreement and the transactions contemplated hereby by the stockholders of USDATA, USDATA may participate in discussions or negotiations regarding, or furnish to any Person, information with respect to, or otherwise cooperate with respect to, any Acquisition Proposal solely in response to an unsolicited proposal received by USDATA for an Acquisition Proposal if all the following conditions are met: (A) the Board determines in good faith, based on consultation with independent legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law, (B) the Board determines in good faith that the Acquisition Proposal is a Superior Proposal (defined below) and (C) after giving prior written notice to the Purchaser specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and entering into a customary confidentiality agreement on terms not materially less favorable to USDATA than those contained in the NDA, Purchaser does not make, within 5 days after receipt of such notice an offer that the Board determines in its good faith judgment (based on the written advice of Hempstead & Co., Incorporated or another financial advisor of nationally recognized reputation) to be at least as favorable to the USDATA shareholders as such Superior Proposal, provided, however, that USDATA shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 8.1 and USDATA has paid all amounts due to the Purchaser pursuant to Section 8.4.  For purposes of this Agreement, a “Superior Proposal” means any bona fide written proposal, not solicited, initiated or encouraged in violation of this Section 5.7, made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or tradeable securities, at least 50% of the equity securities of USDATA entitled to vote generally in the election of directors or all or at least 50% of the consolidated assets of USDATA and its Subsidiaries, which proposal does not contain any “due diligence” conditions, if and only if, the Board reasonably determines in good faith (x) that the proposed Acquisition Proposal (based on the written advice of Hempstead & Co., Incorporated or another financial advisor of nationally recognized reputation) would be substantially more favorable to its stockholders than the Asset Purchase and the transactions contemplated hereby and (y) that the Person making such Superior Proposal is capable of consummating such Acquisition Proposal (after considering, among other things, the expectation of obtaining required regulatory approvals and the identity and background of such Person as well as the availability of the consideration payable under the Superior Proposal and the certainty of the receipt thereof).

5.7.2.       If USDATA or any of its Subsidiaries or any of their stockholders, directors, officers, employees, representatives or agents, receives any such inquiry or proposal for an Acquisition Proposal, then it or he shall promptly inform the Purchaser of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. USDATA, each of its Subsidiaries and each stockholder, director, officer, employee, representative or agent of USDATA or any of its Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

5.7.3.       USDATA shall promptly, but in any event within 48 hours of such occurrence, advise Purchaser of the determination by the Board that an Acquisition Proposal is a Superior Proposal, with the intent of enabling the Purchaser to make a Revised Offer (as defined below).  Within 5 days after receipt of the notice contemplated in the immediately preceding sentence, Purchaser may, in its discretion, submit a matching offer to USDATA (the “Revised Offer”).  The Board shall consider the Revised Offer in good faith and determine, in consultation with independent legal counsel and a written advice of Hempstead & Co., Incorporated or another financial advisor of nationally recognized reputation whether the Acquisition Proposal is a Superior Proposal relative to the Revised Offer.  If the Board concludes that the Acquisition Proposal is no longer a Superior Proposal relative to the Revised Offer, this Agreement shall be amended by the parties to reflect the terms of the Revised Offer.

5.8.          Confidentiality.

5.8.1.       From and after the Closing Date, to the maximum extent permitted by Applicable Law, all technical, marketing and other information relating to or included in the Assets, the Business or the Business Information shall at all times be and remain the sole and exclusive property of the Purchaser, and the Purchaser may freely use, disclose, transfer, sell or assign such information. At all times after the Closing Date, USDATA, its Subsidiaries and their directors, officers, employees, agents and representatives shall maintain in strictest confidence, and shall not disclose to third parties or use for their benefit or for the benefit of any third party, any and all non public information concerning the Purchaser, the Assets, the Business and the Business Information, except as may be required by Law.

5.8.2.       Without limitation of the foregoing, the NDA shall continue to be in full force and effect at any time after the date hereof.

5.8.3.       After the Closing Date, except as may be required for Tax purposes or other regulatory purposes, or in connection with the liquidation of USDATA or the Excluded Patents, neither USDATA, nor any of its Subsidiaries shall retain any document, databases or other media embodying any information referred to in this Section 5.8.

5.9.          Regulatory and Other Authorizations; Consents.

The Sellers shall use their reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and any third Persons that may be or become necessary for the execution and delivery of, and the performance of the obligations pursuant to, this Agreement including for the transfer of all the Assets hereunder without any additional liability or obligation to the Purchaser, other than the liabilities to be borne by Purchaser in accordance with the last sentence of Section 2.1.1 up to the amount set forth therein, and will cooperate fully with the Purchaser and such Governmental Authorities and third Persons in promptly seeking to obtain all such authorizations, consents, orders and approvals, both before and after Closing.  USDATA shall provide to the Purchaser, upon request, a duly executed undertaking to the OCS in the form of Exhibit 2.3.3(C) hereto.  The Purchaser will, to the extent reasonably necessary, cooperate with Sellers with respect to the Sellers’ efforts to obtain the authorizations, consents, orders and approvals contemplated by this Section 5.9.  In the event that under this Agreement, any authorizations, consents, orders and approvals are not a condition to the Closing, then Sellers shall continue to be bound by this Section 5.9 after the Closing in order to obtain the foregoing as soon as reasonably possible after the Closing.

5.10.        Injunctive Relief.

Each Seller agrees that the Purchaser shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, in connection with any violation of Sections 5.6, 5.7 and 5.8 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled. In the event that any of the provisions of this Article 5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Applicable Law.

5.11.        Further Action.

Until the Closing Date, the parties shall use their reasonable best efforts to cause and facilitate the prompt satisfaction of all conditions in Section 7, including without limitation, signing and delivering of all documents required to be signed or delivered by them. From and after the date hereof, USDATA, its Subsidiaries and the Purchaser shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.  Without limiting the foregoing, from and after the Closing Date, USDATA and its Subsidiaries shall (at their own expense) do all things necessary, proper or advisable under Applicable Laws, including signing and delivery any documents and instruments, as reasonably requested by the Purchaser to put the Purchaser in effective and registered possession, ownership and control of the Assets.  No party nor any of its Subsidiaries shall take any action that is intended to have the effect of, or is reasonably expected to have the effect of, delaying, impairing or impeding the receipt of any required approvals or the satisfaction of any condition in Section 7.

5.12.        Notification of Certain Matters.

Each party shall give prompt notice to the other parties of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate in any material respect at or prior to the Closing; (ii) any material failure by such first party to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; (iii) any material notice or other material communication of which such party has knowledge from any Governmental Authority or other Person in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; (iv) any Actions commenced or to the knowledge of such party threatened against, relating to, involving or otherwise affecting, the Assets which, if pending on the date of this Agreement, would individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect or which relate to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; or (v) any other material adverse effect or of any event that would materially impair such party’s ability to perform its obligations under this Agreement or the Ancillary Agreements. The delivery of any notice pursuant to this Section 5.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.13.        Covenants of USDATA’s Subsidiaries

The Sellers shall cause USDATA’s Subsidiaries to comply with the provisions of this Agreement and the Sellers shall take all actions to prevent any action or failure to act on the part of USDATA’s Subsidiaries, in contravention of this Agreement. In the event that either of USDATA’s Subsidiaries shall take any act or fail to act, that if taken or failed to be taken by USDATA would have constituted a breach of this Agreement, then, such action or failure to act shall be deemed a breach of the Sellers’ obligations and covenants hereunder.

5.14.        Bulk Transfer.

The parties hereby waive compliance with any bulk transfer law applicable to any of the transactions contemplated hereby.

5.15.        Infringement of Excluded Patents; License of Excluded Patents

5.15.1.     Title to the Excluded Patents shall be retained by USDATA or, subject to compliance with Section 5.15.4 below, a special purpose entity controlled by USDATA, however, USDATA shall grant to Purchaser, at the Closing a license with respect to the

Excluded Patents in the form of Exhibit 5.15.1(A) to exploit or make any use of the Excluded Patents (the “License Agreement”). Prior to the initiation of any legal proceedings, including cease and desist letter, by USDATA against any third party based on alleged violations of the Excluded Patents, USDATA shall provide to Purchaser a written notice briefly setting forth the names of third parties allegedly infringing the Excluded Patents and the actions intended to be taken by USDATA.  USDATA shall not, without the permission of Purchaser, take any action in connection with any alleged infringement of the Excluded Patents, including giving notice of infringement, offering a license, or the filing of a patent infringement lawsuit, against the Persons set forth on Exhibit 5.15.1(B) hereto and their respective Affiliates, or any other Person that subsequently is added by Purchaser to such Exhibit 5.15.1(B), provided that Purchaser may add Person to such Exhibit only if such Person or any of its Affiliates is, at the time of inclusion of its name in such Exhibit, either a customer or party to a business cooperation with, Purchaser or any of its Subsidiaries or is a prospective customer or business partner of Purchaser or any Subsidiary with whom Purchaser or its Subsidiary are engaged in negotiations, and provided further that Exhibit 5.15.1(B) may not include more than 20 Persons and their respective Affiliates. Purchaser may remove from Exhibit 5.15.1(B) at its discretion a Person and replace it with a different Person only if the removed Person was included in such Exhibit for at least 6 months, and from such time and thereafter the removed Person will not be protected from such infringement proceedings. Any Person that was removed may not be added again to the Exhibit if subsequent to its removal infringement proceedings were commenced against such Person.  USDATA may submit to Purchaser from time to time a list of Persons with respect to which it intends in good faith to initiate infringement proceedings within the subsequent six months and in such event Purchaser may within 30 days thereafter identify from such list Persons that it wishes to add to Exhibit 5.15.1(B), however, with respect to any Person that was included in such list provided by USDATA to Purchaser and was not included within 30 days by Purchaser in Exhibit 5.15.1(B), USDATA shall be free to commence infringement proceedings, and if such proceedings were commenced then thereafter such Persons may not be added to the Exhibit. Without limitation of the foregoing, USDATA shall not take any action in connection with any alleged infringement of the Excluded Patents for use of products sold by USDATA or Purchaser against any Persons that shall have been granted a license to use the Excluded Patents for use of products sold by USDATA or Purchaser whether by USDATA or its Subsidiaries prior to Closing, or by Purchaser or its Subsidiaries, by virtue of the License Agreement, after Closing.

5.15.2.     In the event that at any time and from time to time in the future USDATA derives any damages, revenues or any other compensation, including royalties, whether in cash or in kind (in each case after deducting legal and enforcement expenses actually incurred by USDATA to fund any legal proceedings as well as compensation paid to third party unaffiliated brokers who assist in reaching resolution of such successful proceedings) (“Patent Revenues”) whether from legal proceedings relating to the Excluded Patents or any agreement or other arrangement for the grant of a license or other right of use with respect to any of the Excluded Patents, sale of or any grant of rights with respect to any of the Excluded Patents, and any other agreement, arrangement or transaction related directly or indirectly to any of the Excluded Patents (a “Patent Transaction”) in each case from a customer that uses or implements any products or services involving any of the Excluded Patents or any other Person that is not covered by Section 5.15.3 (“Customer Patent Revenues”) 10% of such Customer Patent Revenues shall be paid to Purchaser.

5.15.3.     In the event that at any time and from time to time in the future USDATA derives any Patent Revenues, whether from legal proceedings relating to the Excluded Patents or any Patent Transaction, in each case from a software vendor or other entity involved in distribution or resale of software (“Vendor Patent Revenues”), 20% of such Vendor Patent Revenues shall be paid to Purchaser.

5.15.4.     USDATA may not transfer or otherwise dispose in any way any of the Excluded Patents and shall not merge or consolidate with any other entity (a “Sale Transaction”) if the party to which such Excluded Patent is transferred or disposed or the surviving entity in such Sale Transaction is an Affiliate of USDATA unless such Affiliate undertakes in writing to be bound by and comply with all the obligations of USDATA under the License Agreement and this Section 5.15. (including the obligation under this Section 5.15.4 but not any other provisions of this Agreement) and such written undertaking is delivered to Purchaser prior to such transfer, disposal, merger or consolidation.  In the event of a Sale Transaction in which the party to which such Excluded Patent is transferred or disposed or the surviving entity in such Sale Transaction is not an Affiliate of USDATA, then as a condition to such Sale Transaction the purchaser or surviving entity in such Sale Transaction shall undertake in writing to be bound by the License Agreement and comply with all the obligations of USDATA thereunder. In addition, in such event a percent of the total consideration paid or payable in such Sale Transaction, in cash or in kind, at a level to be agreed upon between USDATA and Purchaser at such time (which shall not exceed 20% but shall not be less than 10%), shall be paid to Purchaser at the closing of such Sale Transaction.

5.15.5.     All payments due to Purchaser under this Section 5.15 shall be paid to Purchaser within 30 days after the respective Patent Revenues are received by or on behalf of USDATA. Purchaser may from time to time, but not more frequently than once in every six months, audit, through its auditors, the records of USDATA to verify the amount of Patent Revenues, during normal business hours, with prior reasonable notice by Purchaser.  If the audit should determine a discrepancy of 5% or more between the amounts paid by USDATA to Purchaser under Section 5.15.2 or 5.15.3 and that are actually due, then the reasonable expense of the audit shall be borne by USDATA.  Otherwise, the expense of the audit shall be borne by Purchaser.  Payment made more than thirty days after the due date shall be considered late, and all late payments, or amounts found due because of an audit shall bear interest from the due date at an annual rate of 90 day LIBOR plus 5%.

5.15.6.     Purchaser shall make available to USDATA the services of Mitch Vaughan and Tim Davis in connection with the pursuit of licensing legal proceedings for alleged infringements of the Excluded Patents, as long as these individuals are employees of Purchaser, for no additional consideration, provided that such services do not exceed 30 hours per three months period per person and provided further that any expense and cost incurred in connection with such services shall be paid only by USDATA.  Purchaser shall have no liability or responsibility with respect to the services so provided by such individuals.  In addition, if requested by USDATA in writing at least 90 days in advance, such services will be made available to the extent of an additional 50 hours per three months’ period per person in consideration for payment to Purchaser of an amount equal to the total gross cost to Purchaser of the compensation payable to such individuals for such hours of service to USDATA.

5.15.7.     Purchaser will reasonably cooperate with USDATA after Closing in providing USDATA access to documents and other material relating to the licensing or enforcement of the Excluded Patents, subject to USDATA executing confidentiality agreements in a form reasonably appropriate in such circumstances.

5.15.8.     USDATA will retain for a reasonable period of time ownership of all documents and material relating to the Excluded Patents and the invention development contained in the Excluded Patents, such as any development records and patent prosecution files.

5.15.9.     USDATA shall have the right to use early records in connection with the licensing or enforcement of the Excluded Patents, such as sales records prior to 1990, early participation in OPC, or customer license agreements all subject to standard confidentiality obligations in form to be provided by Purchaser.

5.15.10.   USDATA shall have the right to use records relevant to damages in connection with the licensing or enforcement of the Excluded Patents, such as sales records for the last six years, profit margins and customer license agreements.  Such damage records will only be used as confidential documents subject to standard confidentiality obligations in form to be provided by Purchaser.

5.15.11.   Prior to providing Purchaser with any notice or other information with respect to infringement or enforcement of the Excluded Patents as provided in the Section 5.15.1, USDATA and Purchaser will execute a Common Interest Agreement in the form of Exhibit 5.15.11 to preserve the confidentiality and privilege of such information.

5.15.12.   USDATA shall not amend, terminate, breach or modify the Non Exclusive Patent License Agreement between USDATA and Rockwell dated July 28, 2003 or the indemnification undertaking attached thereto, without the prior written consent of Purchaser and shall take all action reasonably necessary to maintain such Non Exclusive License Agreement and the indemnification undertakings thereunder included in Exhibit A thereto, in full force and effect.

5.15.13.   In the event that the owner of the Solaia Patent claims that any of the Products infringe the Solaia Patent then USDATA undertakes to promptly obtain, at its expense, an opinion of reputable U.S. patent counsel to the effect that the Products do not infringe the Solaia Patent, which opinion shall be addressed to USDATA and Purchaser. USDATA confirms that preliminary analysis was done by its counsel that supports such conclusion and that will facilitate the issuance of such opinion.

5.16.        Stockholder Approval; Preparation of Proxy Statement

5.16.1.     USDATA shall take all action necessary in accordance with its Certificate of Incorporation, By laws or any other constitutive documents, Applicable Law and applicable stock exchange rules to obtain the approval of the stockholders of USDATA of this Agreement and the Asset Purchase. Subject to Section 5.7 hereof, the Board shall recommend that USDATA’s stockholders vote to approve this Agreement and the Asset Purchase contemplated hereby, and, if USDATA shall obtain such stockholder approval by convening a stockholders meeting, it shall use its reasonable best efforts to solicit from the stockholders proxies in favor of the approval of this Agreement and the Asset Purchase contemplated hereby.

5.16.2.     In the event that USDATA obtains the stockholder approval contemplated by Section 5.16.1 through a stockholders meeting then if required by Applicable Law or applicable stock exchange rules, USDATA shall prepare a proxy statement and file it with the SEC as promptly as practicable after such determination to convene a meeting is made by USDATA. As promptly as practicable after it has been filed with the SEC, USDATA shall mail the proxy statement to its stockholders as of the record date for the stockholder meeting.

5.16.3.     To the extent applicable, USDATA shall as promptly as practicable notify Purchaser of the receipt of any comments from the SEC relating to the proxy statement and any request by the SEC for any amendment to the proxy statement or for additional information.  All filings by USDATA with the SEC in connection with the transactions contemplated hereby, if any, including the proxy statement, shall be subject to the prior review of Purchaser, and all mailings to USDATA’s stockholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of Purchaser.

5.17.        Public Announcements

No press release or announcement concerning the transactions contemplated hereby will be issued by any Seller without the prior consent of Purchaser or by Purchaser without the prior consent of USDATA, except as such release or announcement may be required by Law, in which case the Person required to make the release or announcement will allow the Person whose consent would otherwise be required reasonable time to comment on such release or announcement in advance of such issuance.

5.18.        Post-Closing Assistance of Hired Employees

For the six month period beginning on the Closing, Purchaser shall provide to Sellers the services of any Hired Employee (as such term is defined below) requested by USDATA to assist Sellers in connection with activities related to Sellers’ liquidation and dissolution; provided however, that the aggregate hours of service that Purchaser shall be obligated to provide pursuant to this Section 5.18 shall be no more than ten (10) hours per week in the aggregate.  The provision of such services shall be at no charge to Sellers, however Sellers shall bear all costs and expenses with respect to such services.

5.19.        Certain Tax Matters

The parties shall, and shall cause all of their wholly-owned subsidiaries to, properly file all Tax Returns consistent with the treatment of the Asset Purchase as a “reorganization” within the meaning of Section 368 of the Code.  Purchaser will notify USDATA and SCP upon (i) a disposition by Purchaser of the stock of the Purchasing Subsidiary within the meaning of Treasury Regulation Section 1.367(a)-8(e)(1) or Treasury Regulation Section 1.367(a)-8(e)(2) or (ii) a disposition by Purchaser of substantially all of the Acquired Assets within the meaning of Treasury Regulation Section 1.367(a)-8(e)(3); provided, however, that no such notice shall be required if such disposition occurs more than five years following the Closing.

5.20.        Payment of Prolink Amount

USDATA undertakes to pay the Prolink Amount to Prolink at such time that such amount is due in accordance with the Prolink Agreement.

6.             Employee Matters

6.1.          Employment Offers

6.1.1.       Purchaser shall determine the Current Employees to whom Purchaser will offer employment, effective as of the Closing and thereafter (each such offer, an “Employment Offer” and each such Current Employee or consultant shall be referred to herein as the “Assumed Employee”).  Purchaser shall provide to USDATA a written list of the Assumed Employees to whom Employment Offers shall be made within thirty days after the date hereof which list shall include at least 80% of the Current Employees.  Each Employment Offer (a) shall be made on terms and conditions that are substantially similar to the terms and conditions offered to similarly situated employees of the relevant Subsidiary of Purchaser, except that salaries offered to the Assumed Employees shall be no less than the salaries paid to them under their current employment terms with USDATA and its Subsidiaries, (b) will not require that any Assumed Employee work in a different location from where he/she is currently working, and (c) Purchaser will not, prior to the Closing, take any action that contradicts or materially amends any Employment Offer.  Without limitation, Purchaser is not required to grant any stock options or other equity based incentives to the Assumed Employees and it will be free to determine the type and amount, if any, of any such benefits offered to any Assumed Employee, if at all. Each Assumed Employee who accepts an Employment Offer and who actually becomes employed by Purchaser or any of its Subsidiaries in accordance with such offer is referred to herein as a “Hired Employee.”  USDATA and its Subsidiaries shall cooperate with and use their reasonable efforts to assist Purchaser in its efforts to secure satisfactory employment arrangements with the Assumed Employees.  The “Commencement Date” for all Hired Employees shall be the Closing Date, except with respect to those Assumed Employees who (A) are, as of the Closing Date, on short-term disability, in which case the Commencement Date shall be the date upon which such an Assumed Employee is able to and does commence active duty with Purchaser or (B) Purchaser and Sellers have agreed will have a later Commencement Date.

6.1.2.       Nothing in the employment or other agreements between any employees or consultants referred to in this Section 6.1 and USDATA or any of its Subsidiaries shall: (i) limit or restrict such employee or consultant from serving as employees or consultant of the Purchaser or any of its Subsidiaries; and (ii) as of the Closing, the Hired Employees or any other employee or consultant subsequently employed or engaged by the Purchaser shall be relieved and released from the confidentiality and non-compete obligations owed to USDATA or any of its Subsidiaries to the extent required to perform the obligations and duties under their respective employment or engagement agreements with the Purchaser.

6.2.          Benefits.

On and after the Commencement Date, Purchaser shall cause each Hired Employee to receive full credit for all prior service with USDATA or any of its Subsidiaries for purposes of determining any benefits to be received by such Hired Employee to the extent that service or length of employment is an applicable factor for determining benefits under any benefit plan of Purchaser. Purchaser shall not be required to make any contributions to any Employee Plans of USDATA or any Subsidiary that were previously due by USDATA or any of its Subsidiaries but were not duly fulfilled. Except as provided in this Section 6.2, nothing in this Agreement shall be construed to require Purchaser to continue any Employee Plan or Employee Agreement or to prevent amendment, modification or termination of the current terms of employment of any Current Employee after the Closing. Purchaser agrees, to the extent practicable, to facilitate a rollover of the account balances and related liabilities of the Hired Employees from the tax qualified defined contribution plan maintained by USDATA (the “Seller Qualified Plan”) to a tax-qualified defined contribution plan maintained by Purchaser (the “Purchaser Qualified Plan”), if any.  Purchaser shall take reasonable actions with respect to the Purchaser Qualified Plan to permit the Hired Employees to roll over any outstanding loan notes that comprise in whole or in part any such account balances to be distributed from the Seller Qualified Plan and rolled over to the Purchaser Qualified Plan.

6.3.          Certain Employee Liabilities

Sellers shall be solely responsible for (A) claims of Hired Employees and their eligible beneficiaries and dependents for workers compensation and unemployment compensation and claims under Seller Welfare Plans that are incurred before the Commencement Date and (B) claims relating to COBRA coverage, or similar statutory requirements in non-U.S. jurisdictions, attributable to “qualifying events” occurring on or before the Commencement Date with respect to any Hired Employees and their eligible beneficiaries and dependents.  Purchaser shall be solely responsible for (A) claims of Hired Employees and their eligible beneficiaries and dependents for workers compensation and unemployment compensation and claims under Purchaser Welfare Plans that are incurred on or after Commencement Date and (B) claims relating to COBRA coverage, or similar statutory requirements in non-U.S. jurisdictions, attributable to “qualifying events” occurring after the Commencement Date with respect to Hired Employees and their beneficiaries and dependents.

6.4.          Obligation for Severance Payments

The Purchaser shall be responsible for any severance or other obligation that becomes payable to or due to any Current Employee as a result of a termination of employment on or after the Closing Date solely to the extent of the amounts required under Applicable Laws relevant to such Current Employees or as set forth in Section 6.4 of the Disclosure Schedule.  Notwithstanding the foregoing, in the event that as a result of termination of employment any Current Employee is entitled to any benefit or payment from an Employee Plan of USDATA or its Subsidiaries, then Purchaser shall not be responsible to make such benefit or payment and USDATA undertakes to cause such Employee Plan to make the benefit or payment to the relevant Current Employee, except for payments to three executives under clause (ix) of Exhibit 1.1(B).

7.             Conditions to Closing

7.1.          Conditions to Each Party’s Obligations to Effect the Closing

The respective obligations of each party hereto to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

7.1.1.       no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Israeli, United States federal or state or foreign court or any Israeli, United States federal or state or foreign Governmental Authority that prohibits, restrains, enjoins or restricts the consummation of the Closing; and

7.1.2.       any Governmental Authorities’ notices, consents, approvals or other requirements necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with, as applicable.

7.2.          Conditions to Obligations of the Sellers

The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

7.2.1.       the representations and warranties of the Purchaser contained in Section 4 shall be true and correct in all material respects as of the date hereof and as of the Closing as though restated on and as of such date, provided that solely for the purpose of this Section 7.2.1 any inaccuracies in such representations and warranties shall be disregarded if all such inaccuracies considered collectively do not constitute a Purchaser Material Adverse Effect (it being understood that any materiality qualification contained in such representations and warranties shall be disregarded for this purpose).  The foregoing shall not be in limitation of any rights and remedies that the Sellers may have with respect to any such inaccuracies whether or not they constitute a Purchaser Material Adverse Effect;

7.2.2.       the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been complied with in all material respects;

7.2.3.       the stockholders of USDATA shall have approved the Asset Purchase in accordance with Applicable Law and the USDATA’s certificate of incorporation and bylaws; and

7.2.4.       Purchaser and SCP shall have entered into the Registration Rights Agreement.

7.2.5.       there shall be no action, suit, proceeding or investigation by or before any court, administrative agency or other Governmental Authority, to restrain, prohibit or invalidate the transactions contemplated by this Agreement, or which may affect the right of the Sellers to sell, transfer or assign to the Purchaser, or the right of the Purchaser to purchase and assume, the Assets or any material portion thereof, at the Closing, which has not been initiated by the Sellers or their Affiliates, family members, representatives or any party acting in concert with any of the foregoing.

7.3.          Conditions to Obligations of the Purchaser

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

7.3.1.       the representations and warranties of Sellers contained in Section 3 shall be true and correct in all material respects as of the date hereof and as of the Closing as though restated on and as of such date, provided that solely for the purpose of this Section 7.3.1 any inaccuracies in such representations and warranties as of the Closing Date shall be disregarded if all such inaccuracies, considered collectively, do not constitute a Material Adverse Effect (it being understood that any materiality qualification contained in such representations and warranties shall be disregarded for this purpose).  The foregoing shall not be in limitation of any rights and remedies, including under Section 9 hereof, that the Purchaser may have with respect to any such inaccuracies whether or not they constitute a Material Adverse Effect;

7.3.2.       the covenants and obligations contained in this Agreement to be complied with by Sellers on or before the Closing (including, without limitation, all obligations which Sellers would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been complied with in all material respects;

7.3.3.       there shall be no action, suit, proceeding or investigation by or before any court, administrative agency or other Governmental Authority, to restrain, prohibit or invalidate the transactions contemplated by this Agreement, or which may affect the right of the Sellers to sell, transfer or assign to the Purchaser, or the right of the Purchaser to purchase and assume, the Assets or any material portion thereof, at the Closing, which has not been initiated by the Purchaser or its Affiliates, family members, representatives or any party acting in concert with any of the foregoing.

7.3.4.       Purchaser, Phoenix Management Services, Inc. and James E. Fleet shall have entered into an agreement under which the services of Mr. Fleet as interim CEO of USDATA are secured for a period of at least 6 months after the Closing on terms and conditions set forth in Exhibit 7.3.4 hereof;

7.3.5.       not less than (a) 90% of the Assumed Employees in the areas of research and development and sales, (b) 75% of the Assumed Employees in the areas of administrative and other operations, and (c) certain key employees agreed upon in writing between USDATA and Purchaser shall have agreed in writing to become employees of Purchaser or any of its Subsidiaries on terms offered by Purchaser which shall include a waiver of claims for certain rights and benefits arising from their employment by USDATA or its Subsidiaries in the form of the Release set forth on Exhibit 7.3.5 and certain other terms agreed upon in writing between Purchaser and USDATA;

7.3.6.       the Sellers shall have obtained, in accordance with this Agreement, at or prior to the Closing the consents, approvals, authorizations and permits from any Governmental Authorities or any other Person required to consummate the transactions contemplated by this Agreement set forth on Exhibit 7.3.6 hereto and such approvals, authorizations and permits shall have been reasonably satisfactory to Purchaser;

7.3.7.       the closing under the Share Purchase Agreement between SCP and Purchaser in the form of Exhibit 7.3.7, dated the date hereof, shall have taken place in accordance with its terms (the “Share Purchase Agreement”);

7.3.8.       SCP and USDATA shall have executed the Escrow Agreement as a party thereto and shall have executed and delivered the Indemnification Agreement in the form of Exhibit 7.3.8 hereto (the “Indemnification Agreement”);

7.3.9.       the adjustments under Section 2.9 shall have been completed subject to any provisions included therein that allow for Closing prior to the completion of such adjustment;

7.3.10.     USDATA shall have entered into an agreement with Schneider Automation S.A.S. substantially in the form of the draft Amendment No. 3 to the Supplier Software Agreement SSA-USD-090700 delivered to Purchaser and attached hereto as Exhibit 7.3.10, with such changes that are not material in nature.

7.3.11.     the Non Exclusive License Agreement, dated July 28, 2003 between USDATA and Rockwell in the form of Exhibit B hereto, and the indemnification obligations under Exhibit A thereto, shall have become effective.

8.             Termination, Amendment and Waiver

8.1.          Termination

Without limitation of the rights of termination under Law, this Agreement may be terminated at any time prior to the Closing:

8.1.1.       by the mutual written consent of the Sellers and the Purchaser;

8.1.2.       by either Sellers or Purchaser, if all conditions to consummation of the Closing shall not have been satisfied or waived on or before November 30, 2003, other than as a result of a breach of this Agreement by the terminating party; provided, however, the Purchaser may, at its sole option, by written notice to the Sellers cause such date to be extended to a later date not later than March 1, 2004;

8.1.3.       by Purchaser if (i) there has been a breach by any Seller of its respective representations, warranties, covenants or agreements set forth in this Agreement if, as a result of such breach, the conditions set forth in Sections 7.1 or 7.3 would not be satisfied, and Sellers, as the case may be, fail to cure such breach within 20 Business Days after written notice thereof from Purchaser (except that no cure period shall be provided for any breach by a Seller which by its nature cannot be cured), or (ii) USDATA shall have convened a meeting of its stockholders to vote upon the approval of the transactions contemplated hereby in accordance with this Agreement and shall have failed to obtain the requisite vote for approval at such meeting (including any adjournments thereof), or (iii) the stockholders of USDATA shall have approved a Superior Transaction, or (iv) USDATA shall have ceased using best efforts to obtain the stockholder approval of the transactions contemplated hereby as required under Section 5.16 hereof, provided that if USDATA pursues stockholder approval through the solicitation of written consent in lieu of a meeting, USDATA shall be deemed to have used its best efforts if such consent solicitation occurs prior to September 30, 2003;

8.1.4.       by Purchaser, if the Board of USDATA withdraws, modifies or changes its recommendation of this Agreement or the Asset Purchase after receiving a Superior Proposal;

8.1.5.       by Sellers, if there has been a breach by Purchaser of any of its respective representations, warranties, covenants or agreements set forth in this Agreement if, as a result of such breach, the conditions set forth in Sections 7.1 or 7.2 would not be satisfied, and Purchaser fails to cure such breach within 20 Business Days after written notice thereof from Sellers (except that no cure period shall be provided for any breach by Purchaser which by its nature cannot be cured);

8.1.6.       by USDATA, if the Board of USDATA withdraws, modifies or changes its recommendation of this Agreement or the Asset Purchase after receiving a Superior Proposal and complying with the requirements of Section 5.7.1(A)-(C), provided, however, that any termination of this Agreement by USDATA pursuant to this Section 8.1.6 shall not be effective until USDATA has made payment of the full termination fee required by Section 8.4 hereof; and

8.1.7.       by Sellers or Purchaser if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Closing substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.17 shall have used its reasonable best efforts to remove such injunction, order or decree.

8.2.          Effect of Termination

In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Section 8.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders or controlling persons or directors or officers), except (i) the provisions of Section 8.4 shall survive such termination and abandonment and (ii) neither party shall be released or relieved from any liability arising from the breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

8.3.          Waiver

At any time prior to the Closing, any party may (i) extend the time for the performance of any of the obligations or other acts to be performed by any other party hereto on his behalf, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

8.4.          Expense on Termination

If this Agreement is terminated pursuant to and in accordance with the provisions of Section 8.1.3 (iii), Section 8.1.3 (iv), Section 8.1.4 or Section 8.1.6, then in each such event, USDATA shall pay to Purchaser simultaneously with termination by Seller or within two Business Days of termination by Purchaser (by wire transfer of immediately available funds to an account designated by Purchaser for such purpose), a fee (the “Termination Fee”) in an amount equal to US$500,000.

9.             Indemnification

9.1.          General

The Parties have the right to rely fully upon all representations and warranties of the other party contained in this Agreement, including any schedule attached hereto, or any ancillary agreement executed and delivered in connection with the Agreement. The right of the Purchaser (and any other Indemnified Party) to be indemnified upon a breach of any of the representations and warranties contained herein under this Section 9 is regardless of, and shall not be limited to as a result of, any due diligence investigation, which was conducted or that could have been conducted by any party hereto.

9.2.          Indemnification by USDATA

From and after the Closing, USDATA shall indemnify and hold the Purchaser, its Affiliates, officers, directors, shareholders, agents, representatives and advisors (collectively, the “Indemnified Parties”) harmless from and against, and agree to promptly defend any Indemnified Party from and reimburse any Indemnified Party for, any and all Losses, at such time that they are incurred, which such Indemnified Party may at any time suffer or incur, or become subject to, directly or indirectly, as a result of, in connection with or relating to:

9.2.1.       any inaccuracy in, or breach of any representations and warranties made by any Seller in this Agreement;

9.2.2.       any failure by any of the Sellers to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement; and

9.2.3.       any Excluded Assets and any Excluded Liability (whether absolute, accrued, contingent or otherwise) existing prior to or after the Closing or arising out of facts or circumstances related to the Excluded Asset or Excluded Liability, existing prior to or after the Closing, whether or not such liabilities, obligations or claims were known at the time of the Closing and whether or not it is ultimately determined that such liabilities are owed by USDATA or its Subsidiaries.

9.3.          Notification of Claims

9.3.1.       The Indemnified Party shall as soon as possible notify USDATA, being the party liable for such indemnification (the “Indemnifying Party”) and SCP in writing of any claim or demand made by a third party which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, provided however that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless and solely to the extent that the Indemnifying Party is materially damaged thereby.

9.3.2.       The Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to actively, diligently and efficiently defend any such claim or demand asserted against the Indemnified Party; provided that such counsel has no conflict of interest, and in the event that a conflict of interests exists, the Indemnifying Party shall bear the fees and expenses of the attorney retained by the Indemnified Party due to such conflict. Subject to the previous sentence, the Indemnified Party shall have the right to participate in (but not control) the defense of any such claim or demand at its own expense.  The Indemnifying Party shall notify the Indemnified Party in writing, within five (5) days after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.3 of its election to defend in good faith any such third party’s claim or demand. The Indemnifying Party shall not settle or compromise any such claim or demand unless such settlement contains a complete discharge of any liability of the Indemnified Parties under such claim or demand.  The Indemnified Party shall make available to the Indemnifying Party or its agents, all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand. If any injunction or other equitable relief is entered against an Indemnified Party during the course of a claim for which Indemnifying Party assumed the defense and such injunction or equitable relief is not removed within ten (10) days then the Indemnified Party may assume control of the defense of such claim and may, in its discretion consent to the entry of any judgment or enter into any settlement with respect to such claim and the Indemnifying Party will remain responsible for any Losses of the Indemnified Parties which arise from such claim and which are otherwise subject to indemnity hereunder.

9.4.          Procedures for Indemnification

9.4.1.       If any Indemnified Party determines in good faith that it is entitled to indemnification pursuant to this Section 9 and such Indemnified Party desires to seek an indemnification claim hereunder, the Indemnified Party shall give to the Indemnifying Party and the Escrow Agent a written notice with respect thereto (a “Notice of Claim”) setting forth in reasonable detail the basis for such claim, and specifying the amount of Losses claimed (which, if not finally determined, may be a good faith estimate thereof) (the amount of Losses so claimed being hereinafter referred to as the “Indemnity Claim Amount”).

9.4.2.       The Indemnifying Party may, within 15 days after receipt of any Notice of Claim, object to such Notice of Claim and dispute the claim in full or any Indemnity Claim Amount set forth in such Notice of Claim by delivery to the Indemnified Party and the Escrow Agent of written notice of such dispute (a “Dispute Notice”), setting forth in reasonable detail the basis for such dispute and the amount of the Indemnity Claim Amount which the Indemnifying Party objects to being claimed by the Indemnified Party in respect of the Notice of Claim.

9.4.3.       If the Indemnified Party does not receive a Dispute Notice that relates to a Notice of Claim within fifteen (15) days after the Indemnified Party delivers such Notice of Claim, the Escrow Agent will disburse to Purchaser, on behalf of all the Indemnified Parties, from the Escrow Consideration Shares a number of shares with a value, based on the Average Share Price as of the date of disbursement, equal to the Indemnity Claim Amount specified in such Notice of Claim within three (3) Business Days after the expiration of such 15-day period.  If the Indemnified Party and the Escrow Agent receive a Dispute Notice that relates to a Notice of Claim within fifteen (15) days after receipt of such Notice of Claim, the Escrow Agent (A) will, in respect of such Notice of Claim, disburse to Purchaser, on behalf of the Indemnified Parties, from the Escrow Consideration Shares a number of Consideration Shares with a value, based on the Average Share Price as of the date of disbursement, equal to the portion, if any, of the Indemnity Claim Amount specified in such Notice of Claim which is not objected to in such Dispute Notice within three Business Days after the receipt of such Dispute Notice, and (B) will not disburse to Purchaser from the Escrow Consideration Shares, any shares in respect of such portion of the Indemnity Claim Amount which is objected to in such Dispute Notice unless it has received either a joint notice of release signed by the Indemnifying Party and the Purchaser directing the Escrow Agent to deliver Escrow Consideration Shares with a value, based on the Average Share Price as of the date of delivery of such Escrow Consideration Shares, equal to all or any portion of such funds, which joint notice the parties agree to deliver to the Escrow Agent promptly following resolution of such Notice of Claim, or a final order by a court of competent jurisdiction or an arbitral award, which order or award is not subject to appeal (a “Purchaser Final Order”), directing the Escrow Agent to disburse to Purchaser, on behalf of all the Indemnified Parties, from the Escrow Consideration Shares, shares with a value, based on the Average Share Price as of the date of delivery of such Escrow Consideration Shares, equal to an amount set forth in such Purchaser Final Order.

9.4.4.       In the event that under the terms of the Escrow Agreement any Escrow Consideration Shares are due to be released from escrow while any dispute under Section 9.4.4 is pending, the number of Escrow Consideration Shares to be released from escrow shall be reduced by a number of Escrow Consideration Shares with a value, based on the

Average Share Price as of the date of release, equal to all Indemnity Claim Amounts pending at such time that are either subject to dispute or due to be disbursed to the Purchaser.

9.4.5.       If it has been determined that any Indemnified Party is due Escrow Consideration Shares pursuant to Sections 9.2 and 9.4 hereof, the Indemnifying Party may elect to pay the value of the applicable Indemnity Claim Amount (or portion thereof) in immediately available funds (in U.S. dollars) by wire transfer no later than the date on which release of the Escrow Consideration Shares for such Indemnity Claim Amount (or portion thereof) is required. The Indemnifying Party shall provide Purchaser and the Escrow Agent notice of its election to pay cash no later than five (5) days prior to the date on which release of Escrow Consideration Shares is due. If the Indemnifying Party breaches its obligation and does not make cash payment of such amount on the date so scheduled, Escrow Consideration Shares for the applicable Indemnity Claim Amount (or portion thereof) shall be released to Purchaser on the next day in accordance with the provisions of Section 9.

9.4.6.       Prolink Amount Shares will be held in escrow only for the purposes described in this Section 9.4.6 and shall not serve for indemnification for any other matter under Section 9.2.1. At such time that USDATA or USDATA Sub pays any portion of the Prolink Amount in accordance with and at such time required by the Prolink Agreement, Prolink Amount Shares in an amount equal to the amount so paid divided by the Average Share Price as of the date of payment shall be released from escrow to USDATA. In the event that any Prolink Amount due to be paid to Prolink is not paid by USDATA or USDATA Sub to Prolink as required under the Prolink Agreement, Prolink Amount Shares in an amount equal to the amount so defaulted, based on the Average Share Price as of the date of default will be disbursed to Purchaser. Notwithstanding anything to the contrary, the Prolink Amount Shares shall not be released to USDATA or Purchaser other than in accordance with this Section 9.4.6 and Section 9.4.7. In the event that the Prolink Amount Shares are not sufficient to indemnify Purchaser for any default in payment of the Prolink Amount then any excess damages shall be deemed to be an Excluded Liability. Notwithstanding anything to the contrary set forth herein, when the Prolink Amount has been paid in full by USDATA or any Affiliate of USDATA and written evidence of such payment has been provide to the Escrow Agent and the Purchaser, all Prolink Amount Shares remaining in escrow shall be released to USDATA.

9.4.7.       At any time as USDATA or USDATA Sub pays a portion of the Prolink Amount in accordance with and at such time required by the Prolink Agreement, it shall provide the Escrow Agent and the Purchaser with written notice with respect thereto which notice shall be deemed a Notice of Claim under Section 9.4.1. Purchaser may, within 15 days after receipt of any such notice, dispute such notice and give to USDATA and the Escrow Agent a written notice with respect thereto which notice shall be deemed a Dispute Notice under Section 9.4.2. In addition, Purchaser may also provide the Seller and the Escrow Agent a written notice at any time requesting that Prolink Amount Shares be disbursed to the Purchaser in accordance with Section 9.4.6 above, if Purchaser determines in good faith that USDATA or USDATA Sub is in default under the Prolink Agreement, which notice shall be deemed a Notice of Claim under Section 9.4.1. and USDATA may, within 15 days after receipt of any such notice, dispute such notice and give to the Purchaser and the Escrow Agent a written notice with respect thereto which notice shall be deemed a Dispute Notice under Section 9.4.2. All such notices and disputes with respect to the Prolink Amount Shares shall be dealt with in the same manner provided for in Section 9.4.1 through 9.4.4, mutatis mutandis.

9.5.          Limits on Indemnification Under Section 9.2.1

9.5.1.       Except as set forth below, all claims of the Indemnified Parties for indemnification under Section 9.2.1 that are resolved in favor of the Indemnified Parties shall be payable from the Escrow Consideration Shares until no Escrow Consideration Shares remain on deposit with the Escrow Agent.  Following the time when such Escrow Consideration Shares are fully depleted, then with respect to claims under Section 9.2.1, Indemnified Parties may continue to pursue any unresolved Indemnity Claim Amounts against the Sellers solely with respect to any Excluded Liabilities and any claims of fraud, and the indemnification for such matters may be paid in cash or Consideration Shares.  Notwithstanding the foregoing, with respect to any indemnification claims under Section 9.2.1 relating to breaches or inaccuracies in the representations included in Section 3.18, then, regardless of the reduction or depletion of the escrow, the Indemnifying Party shall continue to be liable for indemnification under Section 9.2.1 up to an amount which shall not exceed 20% of the Consideration Shares that may be paid either in cash or in Consideration Shares.

9.5.2.       No indemnification shall be payable by the Indemnifying Party to any Indemnified Party with respect to any claims pursuant to Section 9.2.1 (except with respect to any claims for Excluded Liabilities and any claims of fraud, and except with respect to breaches of or inaccuracies in a representation included in Section 3.18) if the aggregate amount of Losses already paid by the Indemnifying Party pursuant to indemnification claims under Section 9.2.1 exceeds the total amount of the Escrow Consideration Shares.  No indemnification shall be payable by the Indemnifying Party to any Indemnified Party with respect to any claims pursuant to Section 9.2.1 for Excluded Liabilities and any claims of fraud if the aggregate amount of Losses already paid by the Indemnifying Party pursuant to indemnification claims under Section 9.2.1 exceeds, at the time of payment of such claim, the value of the Consideration Shares then held, plus the proceeds received by USDATA or any holder who receives such Consideration Shares distributed by USDATA from the sale of any such Consideration Shares to such date.

9.5.3.       No indemnification shall be payable by the Indemnifying Party with respect to any claims pursuant to Section 9, until the aggregate amount of Losses actually incurred by the Indemnified Parties with respect to such claims exceeds US$60,000 in the aggregate, in which event the Indemnifying Party shall be responsible for the full amount of such Losses from the first dollar of such Losses.

9.5.4.       No indemnification shall be payable by the Indemnifying Party with respect to any claims pursuant to Section 9.2.1 unless the Notice of Claim is submitted (i) with respect to any claim relating to breaches of or inaccuracies in representations included in Section 3.18 within 36 months after the Closing Date and (ii) with respect to all other matters within 18 months after the Closing Date, except that such limitation shall not apply with respect to any Excluded Liabilities and any claims of fraud.

9.6.          Remedies Exclusive.

Except as set forth in Section 5.10 hereof and except for specific performance and any other equitable remedies, the parties hereto acknowledge and agree that the indemnification provisions of this Section 9 shall be the exclusive remedies of the Purchaser with respect to the transactions contemplated by this Agreement and the Purchaser agrees that it will not exercise any other remedy.

10.           General Provisions

10.1.        Expenses

Except as otherwise provided, the parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transaction contemplated hereby. For the avoidance of doubt, such expenses incurred by Sellers shall be deemed to be Excluded Liabilities.

10.2.        Miscellaneous Tax Matters

10.2.1.     USDATA shall be liable for any real property transfer or gains, sales, use, transfer, value added, consumption, goods and services, stock transfer, stamp duties, and any similar taxes, duties, registration charges or other like charges which become payable in connection with the transactions contemplated hereby, other than stamp tax with respect to the issuance of the Consideration Shares which shall be borne by the Purchaser, if applicable, and the parties shall file such applications and documents as shall permit any such Tax to be assessed and paid in accordance with any Applicable Law.

10.2.2.     Except as otherwise provided in this Agreement, as among the parties hereto, the Sellers and the Purchaser will each be responsible for its own income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement.

10.3.        Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person (and shall be deemed to have been duly given upon such delivery), by overnight courier service (and shall be deemed to have been duly given two days after delivery to the courier service), by facsimile (and shall be deemed to have been duly given after transmission in full with electronic confirmation of transmission if delivered during recipient’s business hours), or by registered or certified mail (postage prepaid, return receipt requested) (and shall be deemed to have been duly given five days after delivery to the mail service) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

10.3.1.     if to USDATA:

USDATA Corporation

2435 N. Central Expressway

Richardson, Texas 75080

USA

Telecopier: 972-669-9557

Attention: President

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Richard A. Silfen
Fax:  (215) 963-5001

10.3.2.     if to Purchaser:

Tecnomatix Technologies Ltd.

Delta House, 16 Hagalim Ave.

Herzeliya 46733, Israel

Fax: 972-9-9544402

Attention: Legal Counsel

With a copy to:

Meitar, Liquornik, Geva & Co.

16 Abba Hillel Silver Road

Ramat-Gan 52506, Israel

Attn: Dan Shamgar

Fax:  (03) 610-3111

or such other address with respect to a party as such party shall notify each other party in writing as above provided.

10.4.        Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5.        Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6.        Entire Agreement

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

10.7.        Assignment

Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Purchaser and USDATA, with the exception of assignments and transfers, of any or all of the foregoing, from the Purchaser to any one or more of its Subsidiaries and also with the exception of any assignment of an Acquired Asset by Purchaser after the Closing.  Any transfer or assignment in violation of this Section 10.7 shall be null and void.

10.8.        No Third-Party Beneficiaries

Except as provided in Article 9, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9.        Amendment

This Agreement may not be amended or modified except by an instrument in writing signed by the Purchaser and USDATA.

10.10.      Sections and Schedules

Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for all other Sections and Schedules of this Agreement.

10.11.      Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, United States of America, without regard to the conflict of laws provisions thereof, and any dispute with respect to this Agreement or its execution, binding effect, performance or interpretation shall be adjudicated solely in the Courts of the State of Delaware, United States of America. Each party to this Agreement:

10.11.1.   expressly and irrevocably consents and submits to the exclusive jurisdiction of each court located in the State of Delaware, United States of America in connection with any such legal proceeding, including to enforce any settlement, order or award;

10.11.2.   agrees that each court located in the State of Delaware, United States of America shall be deemed to be a convenient forum;

10.11.3.   waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any court located in the State of Delaware, United States of America, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in any inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

10.11.4.   each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 10.11 by the courts located in the State of Delaware, United States of America and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware, United States of America or any other jurisdiction

10.12.      Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

[intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

USDATA CORPORATION

By:	JAMES E. FLEET
Name: James E. Fleet
Title: Interim President & CEO

UNITED STATES DATA CORPORATION

By:	JAMES E. FLEET
Name: James E. Fleet
Title: Interim President & CEO

USDATA INTERNATIONAL SOLUTIONS, INC.

By:	JAMES E. FLEET
Name: James E. Fleet
Title: Interim President & CEO

USDATA INTERNATIONAL, INC.

By:	JAMES E. FLEET
Name: James E. Fleet
Title: Interim President & CEO

TECNOMATIX TECHNOLOGIES LTD.

By:	HAREL BEIT-ON	OREN STEINBERG
	Name: Harel Beit-On	Oren Steinberg
	Title: Chairman and CEO	CFO and EVP

TECNOMATIX TECHNOLOGIES, INC.

By:	HAREL BEIT-ON	OREN STEINBERG
	Name: Harel Beit-On	Oren Steinberg
	Title: Chairman and CEO	CFO and EVP

FIRST AMENDMENT TO THE
ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (the “Amendment”) is entered into this 18th day of September, 2003 by and among: (i) USDATA Corporation, a Delaware corporation (“USDATA”); (ii) United States Data Corporation, a Delaware corporation (“USDATA Sub”); (iii) USDATA International Solutions, Inc., a Delaware corporation (“Wizard”), (iv) USDATA International, Inc., a Delaware corporation (“USDATA International” and together with USDATA, USDATA Sub and Wizard, the “Sellers”); (iv) Tecnomatix Technologies Ltd., a company incorporated in Israel (the “Purchaser”); and (v) Tecnomatix Technologies, Inc. (the “Purchasing Subsidiary”).  Each of the foregoing parties may also be referred to herein as a “party” and collectively, the “parties”.

W I T N E S S E T H:

WHEREAS, the parties have entered into that certain Asset Purchase Agreement on July 29, 2003 (the “Agreement”); and

WHEREAS, the parties wish to amend and/or clarify certain provisions in the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the Sellers and the Purchaser agree as follows:

1.             Definitions

1.1.          Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning ascribed to them under the Agreement.

1.2.          Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, as the context requires.

1.3.          The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Amendment and not to any particular provision of this Amendment, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Amendment unless otherwise specified.

1.4.          The word “including” and words of similar import when used in this Amendment shall mean “including, without limitation,” unless otherwise specified.

1.5.          All references in the Agreement to the Share Purchase Agreement, the Standstill Agreement, the License Agreement and the Escrow Agreement shall mean a reference to such agreements as amended.

2.             Excluded Patents

2.1.          The definition of “Excluded Patents” in Section 1 of the Agreement shall be deleted in its entirety and replaced with the following definition:

“ “Excluded Patents” means the following patents registered in the name of USDATA Sub (for the avoidance of doubt, USDATA shall succeed to all rights and obligations of USDATA Sub with respect thereto): U.S. Patent 4,908,746 (Industrial Control System) and U.S. Patent 5,325,522 (Apparatus and Method for Communicating Between Devices).”

2.2.          Section 5.15 of the Agreement shall be amended such that any reference to “USDATA” in Section 5.15 of the Agreement shall be deemed as reference to USDATA Sub and USDATA.

3.             Consideration Shares

The definition of the term Consideration Shares in Section 1 of the Agreement is hereby replaced in its entirety with the following:

“ “Consideration Shares” means 945,807 Ordinary Shares, subject to adjustment under Section 2.9 and Section 2.10.”

4.             Excluded Vendors Expenses

It is hereby clarified that the Sellers shall bear, and shall be solely liable for, the payment of any and all liabilities of the Sellers as of the Closing Date to the following vendors (i) Morgan, Lewis & Bockius LLP, (ii) Conley Rose P.C., (iii) Steven Williams, CPA; (iv) KPMG, LLP and (v) Hempstead & Co. Incorporated and all other respective third party expenses of USDATA and its Subsidiaries incurred after July 31, 2003 in connection with the negotiation, preparation, execution and performance of the Agreement, the Ancillary Agreements and the transactions contemplated thereby (the “Excluded Vendor Expenses”). Excluded Vendor Expenses (A) shall include at least the amount of US$ 489,500 due to the above vendors that are included in the Adjusted Signing Date Balance Sheet under “Accounts Payable” and “Other Accrued Liabilities”, except for the liability in the amount of US$ 109,000 to be assumed by the Purchaser as set forth in Section 5.1 hereof, and (B) are not and shall not be deemed to be an Assumed Liability rather they shall be borne exclusively by USDATA and shall be deemed to be an Excluded Liability.

5.             Retained Cash and Cash Adjustment

5.1.          It is hereby confirmed that the Retained Cash, after giving effect to the provisions of Section 9 and after giving effect to Section 4 above, shall be in the total amount of US$180,000. At Closing USDATA shall deliver to Purchaser bank statements of all bank accounts held by USDATA and any and all of its Subsidiaries indicating the closing statements of such accounts, whether in cash, deposits, short term investments and any other balances and accounts, as well as a list of all open checks in each such account, accompanied by an officer’s certificate of

USDATA in the form of Schedule 5 certifying the accuracy of all information included therein (the “Cash Certificate”). Once all such open checks are verified by Purchaser, USDATA shall cause the transfer, by one wire transfer, to Purchaser of all amounts outstanding in all such accounts which exceed the outstanding checks so approved and do not represent Retained Cash. Purchaser agrees to assume and pay US$ 109,000 liability to Morgan, Lewis & Bockius LLP which is solely and directly related to the transactions contemplated hereby. The Purchaser will directly pay this expense.

5.2.          Whereas currently a bond and a deposit securing guarantees to the Italian Railways and the VAT authorities in Italy in an aggregate amount of EURO 83,475 are outstanding, it is agreed that upon the expiration of any such guarantee, the respective bond or deposit will be promptly released and paid to Purchaser.

5.3.          Sections 2.9.8, 2.9.9 and 2.9.10 of the Agreement are hereby deleted in their entirety. Sections 2.9.11 and 2.9.12 of the Agreement are hereby replaced in their entirety with a new Section 2.9.11 that will read as follows:

“At Closing an amount of Consideration Shares equal to 10% of the Consideration Shares shall not be issued to the Escrow Agent and shall be deducted from the Escrow Consideration Shares (the “Hold Back Shares”). Within 10 days after Closing, Purchaser shall cause the completion of a review of the consolidated cash balance of USDATA and its Subsidiaries as compared to the consolidated cash balance appearing in the Cash Certificate. In the event that in such review it transpires that the actual consolidated cash balance of the Sellers as of Closing was in excess of the consolidated cash balance that appears in the Cash Certificate (“Excess Cash”), then any such Excess Cash shall be promptly paid by the Sellers to the Purchaser and upon such payment to Purchaser the Hold Back Shares shall be issued by the Purchaser to the Escrow Agent and shall be deemed to be Escrow Consideration Shares. If such Excess Cash is not paid to Purchaser within 5 days, then a number of Hold Back Shares equal in an amount to the Excess Cash (based on the Average Share Price as of the day following such fifth day) shall not be issued and shall no longer be required to be included in the Consideration Shares and any remaining Hold Back Shares shall be issued to the Escrow Agent and shall be deemed to be Escrow Consideration Shares, provided that in the event that the Hold Back Shares are not sufficient to compensate Purchaser for all the Excess Cash then any balance remaining shall be deemed to be an Excluded Liability. In the event that in such review it transpires that the actual consolidated cash balance as of Closing was less or equal to the consolidated cash balance that appears in the Cash Certificate no further adjustment or payment will be made. Without limitation, in any event that USDATA or any of its Subsidiaries receives after the Closing any payment with respect to account receivables of USDATA or such Subsidiaries that were outstanding as of the Closing Date, such amounts shall be transferred to the Purchaser within 2 business days.

6.             Adjusted Signing Date Balance Sheet

The agreed Adjusted Signing Date Balance Sheet is attached is hereto as Schedule 6.

7.             Credit Facilities

7.1.          It is hereby clarified that USDATA shall bear, and shall be solely liable for, any obligation arising in connection with the credit facilities from the Chase Manhattan Bank (EXIM) and from Natwest Bank as well as the Promissory Note of Smartshop to First Bank Northwest, including the payment of the outstanding loan amounts thereunder. Payment of the outstanding loan amounts including all interest accrued thereunder shall be made by USDATA in full prior to or upon the Closing Date and such credit facilities and any obligation thereunder or with respect thereto shall not be an Acquired Asset or an Assumed Liability.

7.2.          The following agreements are removed from Exhibit 1.1(A): the Export Loan Agreement between USDATA Sub, eMake Corporation and the Chase Manhattan Bank, dated December 15, 2000, as amended; EXIM – Working Capital Guarantee Program Manual; Security Agreement between the Chase Manhattan Bank, USDATA Sub and eMake Corporation, dated December 15, 2000; Amended and Restated Note by USDATA Sub in favor of the Chase Manhattan Bank, dated January 31, 2003; Borrower Agreement between USDATA Sub and the Chase Manhattan Bank in favor of the Export-Import Bank of the United States, dated January 21, 2003; Guaranty from USDATA and eMake Solutions Inc. to the Chase Manhattan Bank, dated December 15, 2000, Agreement, dated March 1, 2001, between National Westminster Bank plc and Wizard Information Systems Limited, Promissory Note, dated August 20, 1999, between Smart Shop Software and FirstBank Northwest (assumed by USDATA in SmartShop acquisition) including the Commercial Guaranty by USDC dated August 20, 1999, and the Commercial Security Agreement, dated August 20, 1999, between Smart Shop Software, Inc. and FirstBank Northwest.

7.3.          It is hereby acknowledged that the above-specified agreements, including the cash used for the payment of the outstanding loan amounts, shall constitute Excluded Assets and Excluded Liabilities under the Agreement. It is also acknowledged that the Purchaser hereby consents to the payment of the outstanding loan amounts contemplated by this Section 7 of this Amendment for purposes of Section 5.2 of the Agreement. Without limitation of the foregoing, USDATA shall deliver at Closing evidence reasonably satisfactory to Purchaser that any Lien with respect to the foregoing credit facilities have been removed and has no further force and effect.

8.             Employee Release

It is hereby clarified that the agreed upon Form of Release referred to in Section 7.3.5 of the Agreement (including Exhibit A thereto), is in the form attached hereto as Schedule 8, however it shall not have the effect of derogating from, nor amending, any of the provisions of the Agreement, including the definition of Assumed Liabilities and Exhibit 1.1(B) attached thereto concerning the liabilities assumed by Purchaser, and accordingly item (ii) of Exhibit 1.1(B) which describes the scope of liabilities for employee benefits assumed by Purchaser shall include only those liabilities specified for accrued compensation and benefits that are included in the Adjusted Signing Date Balance Sheet, and up to the amount set forth therein, plus those amounts which are incurred until Closing in accordance with the Budget and Operating Plan. Any amount in excess thereof constitutes an Excluded Liability under the Agreement, even if under the foregoing Release it is excluded from the scope of release granted by the employees. Notwithstanding the foregoing, (i) any accrued and unused vacation days earned by the Hired Employee prior to the Closing Date in accordance with the Vacation Policy in the USDATA Corporation Employee Handbook and (ii) any sales commissions earned by USDATA employees after the date of the Agreement and authorized by Purchaser in writing shall be deemed to be an Assumed Liability.

9.             Asset Transfer in European Subsidiaries

9.1.          European Asset Transfer at Closing. The parties acknowledge that the consummation of the sale of Assets of USDATA UK Limited (formerly Wizard Information Systems Limited) to the Purchaser, and/or any of its Subsidiaries (as determined by the Purchaser), in compliance with applicable local law, shall take place at the Closing.

9.2.          Post Closing European Asset Transfer.

9.2.1.       The parties agree to cause the consummation of the sale of Assets of the European Subsidiaries (as defined below) to the Purchaser, and/or any of its Subsidiaries (as determined by the Purchaser), in compliance with applicable local laws, under the terms and conditions set forth in the form of Assignment and Assumption Agreement, attached hereto as Schedule 9.2.1, to be entered into at the Closing, and as a condition of the Purchaser thereto, between the parties hereto, the relevant USDATA European Subsidiary and any of the Purchaser’s Subsidiaries (as determined by the Purchaser) (the “Post Closing Asset Transfer”).

“European Subsidiaries” shall mean the following USDATA Subsidiaries: USDATA Germany GmbH, USDATA Italia, Srl, USDATA Europe N.V., USDATA Denmark Aps, Wizard Information Systems SARL and Wizard Information Systems BV.

9.2.2.       Purchaser and Sellers shall use their best efforts to effect the Post Closing Asset Transfer as promptly as possible.

9.2.3.       The consideration for the sale of the Assets of European Subsidiaries shall be that portion of the aggregate consideration under the Agreement as shall be determined in good faith with the mutual consent of the parties with respect to each European Subsidiary (the “Agreed Purchase Price”), which price is currently estimated to be as set forth in Schedule 9.2.3 (the “Estimated Purchase Price”). In no event shall the Estimated Purchase Price or the Agreed Purchaser Price have the effect of increasing or decreasing (without limitation of any remedies that the Purchaser may have under the Agreement) the aggregate consideration under the Agreement.

9.2.4.       An amount equal to the Estimated Purchase Price shall serve for the purpose of payment of the Agreed Purchase Price for each European Subsidiary upon the completion of the Post Closing Asset Transfer in each such European Subsidiary.

9.2.5.       In the event that the Agreed Purchase Price payable under this Section 9.2 exceeds the Estimated Purchase Price, or in the event that in connection with the consummation of the transfer of the Assets hereunder Purchaser or any of its Subsidiaries assumes any liabilities in excess of the Assumed Liabilities (other than liabilities to be borne by Purchaser or its Subsidiaries under the Assignment and Assumption Agreement, attached hereto as Schedule 9.2.1), then, without limitation of any rights or remedies of the Purchaser hereunder and under the Agreement, such excess purchase price or such excess liability, shall be deemed to be an Excluded Liability under the Agreement. Nothing herein shall be deemed to imply any obligation of the Purchaser or any of its Subsidiaries to assume any liability or obligation, which is not part of the Assumed Liabilities or to pay any purchase price hereunder if it exceeds the Estimated Purchase Price (other than liabilities to be borne by Purchaser or its Subsidiaries under the Assignment and Assumption Agreement, attached hereto as Schedule 9.2.1).

10.           Certain Prolink Matters

Without limitation of Section 9 of the Agreement, in the event that any Action is initiated by Prolink with respect to the assignment to Purchaser of rights under the Prolink Agreement or any dispute otherwise arises in this regard (a “Prolink Dispute”), then USDATA shall make commercially reasonable best efforts to conclude such Prolink Dispute as promptly as possible, however, in the event that in Purchaser’s reasonable business judgment, exercised in good faith, the Prolink Dispute adversely impairs in a material way the ability of Purchaser to operate the business that makes use of such rights, then Purchaser may, upon written notice to USDATA, assume control of the defense and handling of such Prolink Dispute and may, in its discretion consent to the entry of any judgment (except to the extent that such judgment imposes on USDATA obligations other than payment of damages, expenses or other monies in which case the consent of USDATA will be required which consent shall not be unreasonably withheld) or enter into any settlement with respect to such Prolink Dispute and the Indemnifying Party will remain responsible for any Losses of the Indemnified Parties which arise from such Prolink Dispute up to an amount of $400,000 plus any unpaid portion of the Prolink Amount (in such a case Purchaser shall be deemed to have assumed the obligation to pay such portion of the Prolink Amount included in such settlement). It is hereby clarified that in the event that a court action is initiated by Prolink against Purchaser in which only monetary damages are sought, USDATA may continue to handle the defense of such court action. It is further clarified that nothing in Purchaser’s agreement to effect the Closing shall be deemed to be a waiver of any claim with respect to any defect, if any, in the validity of the assignment of the rights under the Prolink Agreement.

11.           Termination of Claims

Subsequent to the execution of the Asset Purchase Agreement, Purchaser made certain claims in letters, dated September 9, 2003 and September 15, 2003, with respect to certain matters, including, without limitation, software and servers used by USDATA and sold to Purchaser that Purchaser believes are “out of date” or require additional upgrades (collectively, the “Covered Matters”). Seller has agreed to reduce the number of Consideration Shares by 53,273 Ordinary Shares in consideration for Purchaser’s agreement to irrevocably release and discharge (which release and discharge shall become automatically effective upon Closing) Sellers for any and all claims, damages and rights of any nature whatsoever, whether or not now known, which Purchaser ever had, now has or may have in the future relating to the Covered Matters, whether such damage, right or claim is pursued under the rights set forth in the Asset Purchase Agreement or otherwise.

12.           Amendment to Disclosure

The following agreement shall be added to Section 3.3 of the Disclosure Schedule and to Exhibit 1.1(A): Lease Agreement between NV Bedrijvencentrum Vilvoorde NV and USDATA Europe SA, dated June 27, 2001. Solely with respect to the date of the Closing, the Disclosure Schedule is hereby replaced in its entirety with the Disclosure Schedule attached hereto as Schedule 12, however, for the avoidance of doubt it is clarified that the two new items added to Section 3.7 of the Disclosure Schedule, do not in any way derogate from the fact that any Action or threatened Action by or on behalf of any Stockholder of USDATA in connection with, directly or indirectly, the Agreement or the transactions contemplated thereby shall be deemed to be an Excluded Liability.

13.           USDATA Merger

USDATA hereby represents and warrants that (i) immediately prior to the Closing USDATA Sub, Wizard and USDATA International (the “Merged Subsidiaries”) shall merge with and into USDATA, (ii) as of immediately prior to the Closing, USDATA shall succeed all the assets and liabilities of each of the Merged Subsidiaries, and (iii) the foregoing merger shall not in any way adversely impact any of the transactions contemplated by the Agreement.

14.           Survival of Provisions

Except as otherwise amended and modified hereby, which amendments shall have effect on the entire Agreement, the provisions of the Agreement shall remain in full force and effect.

15.           General Provisions

15.1.        Entire Agreement

This Amendment shall be deemed for all intents and purposes as an integral part of the Agreement. The Agreement and the Amendment constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

15.2.        Counterparts

This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

- Signature pages follow -

IN WITNESS WHEREOF, the parties have caused this First Amendment to the Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

USDATA CORPORATION

By:	JAMES E. FLEET
Name: James E. Fleet
Title: Interim President and CEO

UNITED STATES DATA CORPORATION

By:	JAMES E. FLEET
Name: James E. Fleet
Title: Interim President and CEO

USDATA INTERNATIONAL SOLUTIONS, INC.

By:	JAMES E. FLEET
Name: James E. Fleet
Title: Interim President and CEO

USDATA INTERNATIONAL, INC.

By:	JAMES E. FLEET
Name: James E. Fleet
Title: Interim President and CEO

TECNOMATIX TECHNOLOGIES LTD.

By:	HAREL BEIT-ON	OREN STEINBERG
	Name: Harel Beit-On	Oren Steinberg
	Title: Chairman and CEO	CFO and EVP

TECHNOMATIX TECHNOLOGIES, INC.

By:	HAREL BEIT-ON	OREN STEINBERG
	Name: Harel Beit-On	Oren Steinberg
Title: President

Schedule 5

Cash Certificate

OFFICER’S CERTIFICATE

This Officer’s Certificate is delivered pursuant to Section 5 of the First Amendment to the Asset Purchase Agreement, dated as of September 18, 2003, by and among (i) USDATA Corporation, a Delaware corporation (“USDATA”); (ii) United States Data Corporation, a Delaware corporation (“USDC”); (iii) USDATA International Solutions, Inc., a Delaware corporation (“USDATA Solutions”), and USDATA International, Inc., a Delaware corporation (“USDATA International” and collectively with USDATA, USDC and USDATA Solutions, the “Sellers”); (iv) Tecnomatix Technologies Ltd., a company incorporated in Israel; and (v) Tecnomatix Technologies, Inc., a Delaware corporation.

The undersigned hereby certify on behalf of the Sellers, severally and jointly, as follows:

Attached hereto are true and correct bank statements of all bank accounts held by USDATA and any and all of its Subsidiaries indicating the closing statements of such accounts, whether in cash, deposits, short term investments and any other balances and accounts, as well as a list of all open checks in each such account.

Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement.

IN WITNESS WHEREOF, as of this 19 day of September, 2003, the undersigned have executed this certificate, in one or more counterparts.

USDATA CORPORATION

By:	JENNIFER P. DOOLEY
Name: Jennifer P. Dooley
Title: Vice President and Chief Financial Officer

Schedule 6

Adjusted Signing Date Balance Sheet

Schedule 8

Form of Release

Schedule 9.2.1

Form of Assignment and Assumption Agreement

Schedule 9.2.3

Estimated Purchase Price

Name of USDATA Subsidiary	Estimated Purchase Price of its Assets
USDATA Germany GmbH	$1
USDATA Italia, Srl	$50,000
USDATA Europe N.V.	$20,000
USDATA Denmark Aps	$10,000
Wizard Information Systems SARL	$30,000
Wizard Information Systems BV	$1

SECOND AMENDMENT TO THE

ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO THE ASSET PURCHASE AGREEMENT (the “Amendment”) is entered into effective as of 18th day of September, 2003 by and among: (i) USDATA Corporation, a Delaware corporation (“USDATA”); (ii) United States Data Corporation, a Delaware corporation (“USDATA Sub”); (iii) USDATA International Solutions, Inc., a Delaware corporation (“Wizard”), (iv) USDATA International, Inc., a Delaware corporation (“USDATA International” and together with USDATA, USDATA Sub and Wizard, the “Sellers”); (iv) Tecnomatix Technologies Ltd., a company incorporated in Israel (the “Purchaser”); and (v) Tecnomatix Technologies, Inc. (the “Purchasing Subsidiary”). Each of the foregoing parties may also be referred to herein as a “party” and collectively, the “parties”.

W I T N E S S E T H:

WHEREAS, the parties have entered into that certain Asset Purchase Agreement on July 29, 2003, as amended by the First Amendment to the Asset Purchase Agreement (the “First Amendment”) on September 18, 2003 (the “Agreement”); and

WHEREAS, the parties wish to amend certain provisions in the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the Sellers and the Purchaser agree as follows:

1.             Definitions

1.1           Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning ascribed to them under the Agreement.

2.             Prolink Agreement

2.1           Schedule 1.1(A) (Acquired Contracts) is hereby amended such that the reference to the Contract for Sale, dated June 30, 2002, between Prolink AG and USDATA (the “Prolink Agreement”) shall be deleted.

2.2           The rights of the Sellers under the Prolink Agreement are assigned to the Purchasing Subsidiary pursuant to the terms and condition of the Assignment Agreement dated September 19, 2003, attached hereto as Exhibit A. Such assigned rights shall be deemed an “Acquired Asset” for all purposes under the Agreement.

3.             Asset Transfer in European Subsidiaries

If the Agreed Purchase Price (as such term is defined in the First Amendment) is less than the Estimated Purchase Price (as such term is defined in the First Amendment), the Purchaser shall return to USDATA the amount of the difference by wire transfer within two Business Days of the date of the closing of the transfer of the Assets of the European Subsidiaries (as such term is defined in the First Amendment). If the closing of the transfers of such Assets in the European Subsidiaries occurs on multiple days, the date of the closing for purposes of the previous sentence only shall be the last date on which any such closing occurs.

4.             Survival of Provisions

Except as otherwise amended and modified hereby, which amendments shall have effect on the entire Agreement, the provisions of the Agreement shall remain in full force and effect.

5.             General Provisions

5.1           Entire Agreement

This Amendment shall be deemed for all intents and purposes as an integral part of the Agreement. The Agreement and the Amendment constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

5.2           Counterparts

This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

- Signature pages follow -

IN WITNESS WHEREOF, the parties have caused this Second Amendment to the Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

USDATA CORPORATION

By:	JENNIFER P. DOOLEY
Name: Jennifer P. Dooley
Title: Vice President and CFO

UNITED STATES DATA CORPORATION

By:	JENNIFER P. DOOLEY
Name: Jennifer P. Dooley
Title: Vice President and CFO

USDATA INTERNATIONAL SOLUTIONS, INC.

By:	JENNIFER P. DOOLEY
Name: Jennifer P. Dooley
Title: Vice President and CFO

USDATA INTERNATIONAL, INC.

By:	JENNIFER P. DOOLEY
Name: Jennifer P. Dooley
Title: Vice President and CFO

TECNOMATIX TECHNOLOGIES LTD.

By:	HAREL BEIT-ON	OREN STEINBERG
	Name: Harel Beit-On	Oren Steinberg
	Title: Chairman and CEO	CFO and EVP

TECNOMATIX TECHNOLOGIES, INC.

By:	HAREL BEIT-ON	OREN STEINBERG
	Name: Harel Beit-On	Oren Steinberg
	Title: Chairman and CEO	CFO and EVP